   As filed with the Securities and Exchange Commission on October 29, 1997
                                                      Registration No 333-37457
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                             ---------------------
                                Amendment No. 1
                                       to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                        QUANTUM EPITAXIAL DESIGNS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                            3674                      23-2566613
   (State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
   Incorporation or Organization)      Classification Code Number)      Identification Number)

              119 Technology Drive, Bethlehem, Pennsylvania 18015
         (Address, including zip code, of principal executive offices)

                                Thomas L. Hierl
                     President and Chief Executive Officer
                        Quantum Epitaxial Designs, Inc.
                             119 Technology Drive
                         Bethlehem, Pennsylvania 18015
                    (Name and address of agent for service)


                                (610) 861-6930
         (Telephone number, including area code, of agent for service)
                            ---------------------
                                With copies to:

      Jeffrey P. Libson, Esq.           Charles C. Zall, Esq.
 Pepper, Hamilton & Scheetz LLP     Saul, Ewing, Remick & Saul LLP
       3000 Two Logan Square           3800 Centre Square West
   Philadelphia, PA 19103-2799         Philadelphia, PA 19102
           (215) 981-4000                  (215) 972-7777

                            ---------------------
     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
                            ---------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ---------------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of Each Class of                           Proposed Maximum         Proposed
     Securities             Amount to be         Offering Price     Maximum Aggregate        Amount of
  to be Registered           Registered           Per Unit (1)      Offering Price (1)    Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, par
 value $.001 per
 share   ............   2,875,000 shares (2)        $10.00             $28,750,000         $   8,713(3)
=============================================================================================================



(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2) Includes 375,000 shares of Common Stock subject to the over-allotment option granted by the Company to the Underwriters.
(3) Calculated pursuant to Rule 457(a) under the Securities Act of 1933. Fees totaling $7,841 were previously paid by the Registrant in connection with the filing of the Registration Statement on October 8, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997
PROSPECTUS

                               2,500,000 Shares



[QED LOGO]


                        Quantum Epitaxial Designs, Inc.
                                 Common Stock
                               ----------------
     Of the 2,500,000 shares of Common Stock offered hereby, 2,250,000 shares are being sold by Quantum Epitaxial Designs, Inc. ("QED" or the "Company") and 250,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of any shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. Application has been made for inclusion of the Common Stock on the Nasdaq National Market under the symbol "QEDI."
                               ----------------
     These securities involve a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                                  Underwriting                    Proceeds to
                     Price to    Discounts and     Proceeds to      Selling
                      Public     Commissions(1)    Company(2)     Shareholders
--------------------------------------------------------------------------------
Per Share   ......     $              $               $              $
--------------------------------------------------------------------------------
Total(3)    ......     $              $               $              $
================================================================================



(1) In addition to paying the underwriting discounts and commissions, the Company has agreed to issue to the Representatives five-year warrants to purchase a total of 187,500 shares of Common Stock (the "Representatives'
    Warrants") at an exercise price of $    per share. The Company and the
    Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $500,000.

(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to an additional 125,000 and 250,000 shares, respectively, of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
   Selling Shareholders will be $     , $    , $    , and $    , respectively.
   See "Underwriting."

                               ----------------

     The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York, on or about       , 1997.
                               ----------------

Needham & Company, Inc.     Janney Montgomery Scott Inc.

                  The date of this Prospectus is      , 1997.

                                   [GRAPHICS]

PERIODIC TABLE OF ELEMENTS
[Periodic Table of Elements Chart]

Caption: Compound semiconductors are composed of two or more elements that are found in each of columns III and V of the periodic table. These elements typically include Gallium (Ga), Arsenic (As), Aluminum (Al), Indium (In), Antimony (Sb), Phosphorous (P) and Nitrogen (N). Many compound semiconductor materials have unique physical properties that allow electrons to move many times faster than through Silicon.

DIRECT BROADCAST SATELLITE
[Picture depicting satellite TV dish, satellite, and television]

Caption: QED supplies GaAs based epitaxial wafers used for transistors in the receivers of high frequency satellite TV dishes. This technology has made it possible to reduce the diameter of these dishes from six feet to eighteen inches.

[Picture depicting a wafer being manufactured through the Molecular Beam Epitaxy (MBE) Production process.]

Caption: QED utilizes a process known as Molecular Beam Epitaxy (MBE) to produce compound semiconductor wafers. MBE is a process by which thin layers of compound semiconductor materials are grown on a crystal material called the substrate. QED believes that the MBE production process allows for the precise control, high uniformity and quality which is essential to produce the electronic results required of semiconductors and integrated circuits used in high performance applications.

GLOBAL TELECOMMUNICATIONS
[Picture depicting a woman and man on telephones and illustrating the signals transmitted via satellite]

Caption: QED is a key supplier for the production of Transmit/Receive modules for global satellite communications systems such as IRIDIUM and Globalstar. These systems will utilize high performance devices derived from GaAs based epitaxial wafers to achieve higher data transmission rates.

CELLULAR/PCS COMMUNICATIONS
[Picture depicting a woman and a man speaking on PCS telephones]

Caption: QED designs and manufactures GaAs based epitaxial wafers used for high performance power and switch devices which provide benefits such as longer talk times for portable cellular and PCS telephones and base stations.

[QED Logo surrounded by five circular photos of Company headquarters and phases of production]

[V-100 Automated MBE System]

     The Company has applied to register its trademarks for its corporate name, the acronym "QED" and its logo. This Prospectus also includes trademarks of companies other than the Company.
                             -------------------
     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."



                                  The Company


     Quantum Epitaxial Designs, Inc. ("QED" or the "Company") designs, develops and manufactures compound semiconductor materials using molecular beam epitaxy ("MBE") and is a leading producer of gallium arsenide ("GaAs") based epitaxial wafers supplied to the semiconductor device manufacturing industry. Compound semiconductors, which provide higher performance than silicon semiconductors, are used in a broad range of applications in wireless communications, fiber optic telecommunications, computers, and consumer and automotive electronics. The Company utilizes compound semiconductor materials (such as GaAs, AlGaAs, InGaAs, InAlAs, InSb and InP) that are a combination of elements found in each of columns III and V of the periodic table to produce MBE wafers. MBE wafers are generally used for the most advanced, high performance applications. Since January 1996, the Company's significant customers have included Alpha Industries Inc., Hughes Aircraft, Inc., M/A-COM, Inc., a subsidiary of AMP Incorporated, Motorola, Inc., Raytheon Company, Texas Instruments Incorporated and Watkins Johnson Company.

     Recent developments in advanced information systems have created a growing need for power efficient, high-performance electronic devices that operate at very high frequencies, have increased storage capacity and computational and display capabilities, and can be produced cost-effectively in commercial volumes. Compound semiconductors produced from epitaxial wafers have emerged as an enabling technology to meet the complex requirements of applications in wireless communications, fiber optic telecommunications, computers, and consumer and automotive electronics. The growth in these markets has increased the demand for GaAs based epitaxial wafers. According to published industry estimates, the market for GaAs based epitaxial wafers in the electronics market segment is expected to grow from approximately $72.5 million in 1996 to $178.8 million in 2000.

     Compound semiconductors are composed of two or more elements that are found in each of columns III and V of the periodic table. These elements typically include gallium, aluminum, indium, arsenic, phosphorous, antimony and nitrogen. Many compound semiconductor materials have unique physical properties that allow electrons to move many times faster than through silicon. This higher electron mobility enables a compound semiconductor device to operate at much higher speeds than silicon devices with lower power consumption and less noise and distortion. In addition, unlike silicon-based devices, compound semiconductor devices have opto-electronic capabilities that enable them to emit and detect light.

     The Company utilizes MBE technology to produce compound semiconductor wafers. MBE is an epitaxial crystal growth process by which thin layers of compound semiconductor materials are grown on top of a crystal material called the substrate. The Company believes that the MBE production process allows for the precise control, uniformity and high quality which is essential to produce the electronic results required of semiconductors and integrated circuits used in high performance applications.

     The Company's goal is to become the leading supplier of MBE based compound semiconductor materials. To attain this goal, the Company intends to increase its capacity to serve growing, high volume commercial markets, maintain its technological leadership, maintain its customer relationships, ensure quality performance, and continue to penetrate the captive market.

     The Company was incorporated in Pennsylvania in 1988. The Company's executive offices, production facilities and development facilities are located at 119 Technology Drive, Bethlehem, Pennsylvania 18015, and its telephone number is (610) 861-6930.

                                 The Offering



Common Stock offered:
  By the Company   .......................................   2,250,000 shares
  By the Selling Shareholders  ...........................     250,000 shares
                                                             ---------
    Total    .............................................   2,500,000 shares
Common Stock to be outstanding after the Offering   ......   5,673,415 shares(1)
Use of proceeds    .......................................   To repay bank debt, purchase capital equip-
                                                             ment, and for general corporate purposes
                                                             including working capital and possible
                                                             acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol  ..................   "QEDI"


                            Summary Financial Data
                     (in thousands, except per share data)




                                                                                              Nine Months Ended
                                                      Year Ended December 31,                   September 30,
                                        ---------------------------------------------------  --------------------
                                          1992      1993      1994      1995       1996        1996       1997
                                        --------  --------  --------  --------  -----------  --------  ----------
Statement of Operations Data:
Total revenues   .....................   $2,249    $2,553    $3,633    $5,253    $ 6,902    $4,382      $ 6,474
Operating income (loss)   ............      658       754       867     1,153        115      (299)        (317)
Income (loss) before income taxes  ...      545       674       788     1,088        (98)     (415)        (722)
Pro forma net income (loss)(2)  ......   $  332    $  411    $  481    $  664    $   (62)    $(261)     $  (446)
Pro forma net loss per share(2)    ...                                           $ (0.03)               $ (0.19)
Shares used in computing pro forma net
  loss per share(2)    ...............                                             1,979                  1,979
Supplemental pro forma net income
  (loss) per share(3)  ...............                                           $  0.02                $ (0.09)
Shares used in computing supplemental
  pro forma net income (loss) per
  share(3) ...........................                                             4,083                  2,446




                                                               September 30, 1997
                                                 ----------------------------------------------
                                                                                 Pro Forma
                                                  Actual     Pro Forma(4)     As Adjusted(4)(5)
                                                 --------   --------------   ------------------
Balance Sheet Data:
Working capital (deficit)   ..................   $(490)        $ (408)            $15,285
Total assets .................................   9,803          9,780              23,577
Short-term debt ..............................   1,839          1,831                  82
Long-term debt, less current portion .........   2,794          2,794                 154
Convertible subordinated notes payable  ......   2,092             --                  --
Shareholders' equity  ........................   1,619          2,880              21,066



----------------
(1) Excludes shares of Common Stock issuable upon the exercise of outstanding options and shares of Common Stock issuable upon the exercise of the Representatives' Warrants. As of the date of this Prospectus, there were 463,890 shares of Common Stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of $0.68 per share, 25,000 shares of Common Stock reserved for issuance upon the exercise of an outstanding option at an exercise price equal to the per share initial public offering price and 142,000 shares of Common Stock reserved for future issuance under the Company's stock option plans. See "Management--Executive Compensation," "--Stock Option Plans," "Underwriting" and Note 10 of Notes to Financial Statements.



(2) The Company has operated as a corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (an "S Corporation"), for income tax purposes since its inception in 1988 and will terminate such status in connection with the Offering. Upon termination of the Company's S Corporation status, the Company will record a net deferred tax liability and corresponding income tax expense. This amount would have been approximately $750,000 if the termination occurred on September 30, 1997. Such expense amount is excluded from the above data. See "S Corporation Termination." See Note 3 of Notes to Financial Statements for information concerning the computation of pro forma net loss and pro forma net loss per share. Upon the closing of the Offering, the Company will accelerate the vesting of certain stock options which will result in a special compensation charge. This amount would have been $859,000 if the vesting acceleration occurred on September 30, 1997. Such expense amount is excluded from the above data. See "Management--Stock Option Plans" and Note 10 of Notes to Financial Statements.


(3) See Note 3 of Notes to Financial Statements for information concerning the computation of supplemental pro forma net income (loss) per share.


(4) Reflects the effects of the (i) termination of the Company's S Corporation status, including the Deferred Tax Liability of $750,000 described in "S Corporation Termination," (ii) conversion of convertible subordinated notes payable in the principal aggregate amount of $100,000 into 143,245 shares of Class A Preferred Stock and subsequent conversion into 1,432,450 shares of Common Stock, and the conversion of a convertible subordinated note payable to AMP Incorporated in the principal amount of $2,000,000 less deferred financing costs of $96,669 into 269,905 shares of Class B Preferred Stock and subsequent conversion into 269,905 shares of Common Stock (collectively, the "Convertible Subordinated Notes"), and (iii) exercise of a warrant to purchase 135,710 shares of Common Stock (the "NEPA Warrant") at a total exercise price of $7,886. See "S Corporation Termination," "Certain Transactions" and Note 3 of Notes to Financial Statements.

(5) Adjusted to give effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share) and the application of the net proceeds as set forth in "Use of Proceeds."


                                 Risk Factors

     An investment in the Common Stock offered by this Prospectus involves a high degree of risk. Risks involved in an investment in the Common Stock include, without limitation management of growth, changes in business conditions, changes in the compound semiconductor industry and the economy generally, complexity of MBE production systems, adoption of MBE technology, competition, continuing capital requirements, substantial reliance on key customers, dependence on a limited number of equipment manufacturers, dependence on key source materials, limited protection of proprietary technology, and dependence on key personnel. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. See "Risk Factors."
                            ---------------------

     This Prospectus contains certain statements of a forward-looking nature relating to future events, such as developments of processes and commencement of production, or the future financial performance of the Company. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company. Prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the heading "Risk Factors" beginning on page 6 which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                 RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other matters described in this Prospectus, prospective investors should carefully consider the following factors before making a decision to purchase the Common Stock offered hereby.


Management of Growth


     The Company has experienced substantial growth and expanded operations during the past five years. This growth has placed significant and increasing demands on the Company's management, operational, technical and financial resources. The MBE production process is a leading edge technology and, as such, the Company's growth may continue to challenge the Company's senior management, as well as its technical and manufacturing personnel. The Company's future performance will depend in part on its ability to manage expanding operations and the associated adaptation of its operational systems. In addition, the Company's decisions to incur additional fixed costs with the purchase of MBE systems is based, in large part, on the Company's forecast of future growth of demand for its products and related revenues. The failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



Factors Affecting Operating Results; Potential Fluctuations in Quarterly
   Results


     Fluctuations in the Company's quarterly operating results have and will result from the timing, quantity and pricing of orders, scheduled and unscheduled maintenance, variations in manufacturing yields, and other factors. Many of these factors are beyond the Company's control. Typically, customers require short lead times for the delivery of MBE wafers which has made, and may continue to make it difficult for the Company to estimate accurately the demand for any given period of time. In addition, some of the Company's customers maintain a supply of wafers in inventory and may periodically reduce or eliminate orders given their current supply and demand requirements. A significant portion of the Company's expenses are fixed. Therefore, the factors affecting revenues described above will have the effect of causing fluctuations in the Company's quarterly results. In addition, the timing of increases in fixed expenses is based, in large part, on the Company's forecast of future revenues. If such revenues do not meet the Company's expectations, the Company will be unable to quickly adjust expenses to appropriate levels for actual revenues, which could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



Substantial Capital Expenditures; Continuing Capital Requirements


     To meet the market demand for MBE wafers anticipated by the Company, the Company plans to purchase additional multi-wafer MBE systems and related equipment in late 1998 and 1999. This capital acquisition and the related increase in staffing will increase fixed costs and may adversely affect the Company's short term operating results prior to the realization of the anticipated future benefits of such increased capacity. If the anticipated market demand for the Company's MBE products does not occur, or if the revenues do not increase sufficiently to cover the additional costs of expansion, the Company's business, financial condition and results of operations will be adversely affected. Investments in new technology or sales growth beyond currently planned capacity will require further expenditures. As a result, the Company anticipates that it may be required to raise additional capital in the future in order to finance the expansion of its manufacturing capacity and its research and development programs. There can be no assurance that additional capital will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, dilution to the Company's then existing shareholders may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Facilities and Equipment."



Substantial Reliance on Key Customers


     The Company's customer base has been and continues to be highly concentrated. Since January 1996, the Company's largest customers based on revenues have included Alpha Industries Inc., Hughes Aircraft, Inc., M/A-COM, Inc., Motorola, Inc., Raytheon Company, Texas Instruments Incorporated and Watkins Johnson

Company. For the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, three customers accounted for approximately 52%, 63% and 55%, respectively, of the Company's total revenues and the ten largest customers accounted for approximately 85%, 88% and 81%, respectively, of the Company's total revenues in each such period. Generally, the Company does not have long-term or other non-cancelable commitments from such customers to purchase its products. However, based upon historical results and the long-term relationships with most customers, the Company believes that a substantial portion of its revenues will continue to be derived from sales to the Company's largest customers. There can be no assurance that the Company's current customers will continue to place orders with the Company or that the Company will be able to obtain orders from new customers. The loss of any one or more significant customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Customers."



MBE Production System Complexity

     The operation of MBE production systems is extremely complex and requires highly trained technicians and a controlled operating environment. The redesign or introduction of new MBE production systems by MBE equipment suppliers historically has resulted in unanticipated problems associated with new and unproven designs and the relative unfamiliarity of the Company's technical staff with such designs. Due to the complexity of the manufacturing process, minute impurities, deviations from operating parameters of temperature and pressure, operator error and other factors, the Company has experienced, and may in the future experience lower than expected production throughput and yields. These experiences have substantially affected the Company's results of operations. The inability to produce sufficient MBE wafers to meet customer demand on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Technology and Manufacturing," "--Backlog" and "--Facilities and Equipment."


Adoption of MBE Technology


     MBE is one of several competing technologies used to produce compound semiconductor materials. The Company believes that MBE technology offers performance advantages over other process technologies, but in some cases at a higher cost. There can be no assurance that other technologies will not develop further and diminish or eliminate the performance advantages of MBE, that end-product manufacturers will require the performance levels attainable only by using MBE wafers, or that MBE-based products will achieve broader market acceptance. See "Business--Industry Overview," "--MBE Technology," "--Products" and "--Competition."



Competition


     The market for the Company's products is highly competitive and has been characterized by rapid and significant technological advances. In connection with the production of MBE wafers for the semiconductor and integrated circuit market, the Company competes with both merchant suppliers and the in-house capabilities of device manufacturers, many of which have substantially greater financial, technical and other resources than the Company. There can be no assurance that the Company's competitors or others, will not succeed in developing technologies and products that are equal to or more effective than any which are being developed by the Company or which would render the Company's technologies obsolete or noncompetitive. In addition, device manufacturers may install new or increase existing internal capacity which could result in fewer orders for the Company's products. The Company believes that the primary competitive factors in the markets in which the Company's products compete are quality, reliability of delivery, accessibility of support, and price. Increased competitive pressure could lead to intensified price-based competition, resulting in lower prices and margins, which would materially adversely affect the Company's business, financial condition and results of operations. See "Business--Industry Overview" and "--Competition."



Dependence on a Limited Number of Equipment Manufacturers

     There are few manufacturers of MBE wafer manufacturing systems. The increased demand for MBE systems could increase future costs of MBE systems and cause delays in increasing capacity to meet customer demand. Based on the Company's experience, the time from the ordering of a new MBE system until installation and testing are complete can be as long as one year. There can be no assurance that this order lead time will not increase in the future. Any or all of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.


Dependence on Key Materials


     The Company manufactures its MBE wafers from GaAs substrates that are supplied by only a limited number of vendors. In addition, a single entity has significant control over commercial sources of gallium. Although the Company has not experienced production delays due to unavailability, delay in procurement or increased cost of raw materials to date, there can be no assurance that a disruption of supply or price fluctuation will not occur and any such disruption or fluctuation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, production of MBE wafers requires high purity supplies of source materials, and as a result minor impurities could adversely affect an entire production run. The Company seeks to purchase source materials with the requisite purity levels, but there can be no assurance that the source materials received by the Company will meet the specified purity levels because such levels of purity exceed that which can be detected using current technology. See "Business--Raw Materials and Suppliers."


Limited Protection of Proprietary Technology; Risks of Infringement


     The Company seeks to protect its technology, proprietary rights and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company does not have any patents on its proprietary technology. The Company routinely enters into non-disclosure and confidentiality agreements with employees, contractors, consultants and customers. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to utilize aspects of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technologies. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future activities. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business--Proprietary Information."


Dependence on Key Personnel


     The Company is dependent on the efforts of a number of key management and technical personnel, including its President and Chief Executive Officer, Thomas L. Hierl. The loss of services of one or more of these key individuals, particularly Mr. Hierl, could materially and adversely affect the business of the Company and its future prospects. The Company's success may also depend on its ability to attract and retain other qualified technical, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management--Executive Officers and Directors."


Centralization of Manufacturing Facilities


     The Company manufactures all of its products at its facility in Bethlehem, Pennsylvania. Due to this centralization of its manufacturing equipment, the Company is susceptible to business interruptions resulting from power outages, natural disasters, equipment failures and other localized conditions. Prolonged business interruptions would have a material adverse effect on the Company's business, financial condition and its results of operations. See "Business--Facilities and Equipment."

Environmental Regulations

     Although the Company is largely unregulated at present, generally due to the small volume of hazardous materials handled or hazardous wastes generated, the Company may in the future become subject to federal, state and local environmental regulations related to the storage, treatment, discharge or disposal of chemicals used in its operations and exposure of its personnel to occupational hazards. Such regulations could require the Company to acquire significant equipment or to incur other substantial expenses to comply with regulations. Any failure by the Company to control the use of, or to restrict adequately the discharge of, regulated substances or properly control other occupational hazards as required by applicable regulations could subject it to substantial financial liabilities or result in a suspension of production or a cessation of operations. See "Business--Environmental Regulation."


Absence of Public Market and Possible Volatility of Stock Price



     There has been no public market for the Common Stock prior to the Offering and, although application has been made for listing the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market in the Common Stock will develop or be sustained. The initial public offering price of the Common Stock will be determined through negotiations between the Company, the Selling Shareholders and the representatives of the Underwriters, and will not necessarily be related to the Company's book value, net worth or any other established criteria of value. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price of the Common Stock. The market price of the Common Stock is likely to be highly volatile, and there can be no assurance that the price of the Common Stock will not decline below the initial public offering price following the completion of the Offering. The Company believes factors such as actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by the Company, its major customers or its competitors, as well as general industry or economic conditions, may cause the market price of the Common Stock to fluctuate, perhaps substantially. The stock market has experienced extreme price and volume fluctuations which have affected the market prices of many technology companies and small capitalization stocks in particular, and which have often been unrelated to the operating performance of these companies. See "Underwriting."



Effect of Shares Eligible for Future Sale on Market Price



     Future sales of Common Stock by existing shareholders could adversely affect the prevailing market price for the Common Stock after the Offering and the Company's ability to raise additional capital. Upon consummation of the Offering, the Company will have 5,673,415 shares of Common Stock outstanding (assuming no exercise of options to purchase Common Stock). Of such shares, the 2,500,000 shares sold in the Offering generally will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144 and are eligible for sale under Rule 144 subject to volume limitations and other conditions, if applicable. The beneficial owners of approximately 3,171,745 shares of Common Stock and 317,890 shares of Common Stock issuable upon exercise of options which will be exercisable upon completion of the Offering have agreed not to sell or otherwise dispose of their shares for a period ending 180 days after the date of this Prospectus (the "lock-up period"), without the prior written consent of Needham & Company, Inc. No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."


     Following the Offering and after the expiration of the lock-up period, the holders of 1,663,699 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, if the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their "piggyback" registration rights, such sales may have an adverse effect on the Company's ability to raise capital. See "Risk Factors--Anti-takeover Effect of Certain Provisions of the Company's Articles of Incorporation and Pennsylvania Law," "Description of Securities--Registration Rights" and "Underwriting."

Anti-takeover Effect of Certain Provisions of the Company's Articles of Incorporation and Pennsylvania Law


     Certain provisions of the Company's Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") could delay or frustrate the removal of incumbent directors, discourage potential acquisition proposals and proxy contests and delay, defer or prevent a change in control of the Company, even if such events could be beneficial, in the short term, to the interests of the shareholders. In addition, the Bylaws provide for the Board of Directors to be divided into three classes of directors serving three-year staggered terms and the elimination of shareholder action by written consent. See "Management--Classified Board of Directors" and "Description of Capital Stock."

     The Articles authorize the issuance of up to 25,000,000 shares of Common Stock and 5,420,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors has the power to determine the price and terms under which any such Preferred Stock may be issued and to fix the terms thereof. The ability of the Board of Directors to issue one or more series of Preferred Stock without shareholder approval, as well as certain applicable statutory provisions under the Pennsylvania Business Corporation Law, could deter or delay unsolicited changes in control of the Company by discouraging open market purchases of the Common Stock or non-negotiated tender or exchange offers for such stock, which may be disadvantageous to the Company's shareholders who may otherwise desire to participate in such transaction and receive a premium for their shares.

     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains a number of statutory "anti-takeover" provisions applicable to the Company. One such BCL provision prohibits, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders (and certain affiliates and associates of such shareholders) beneficially owning more than 20% of the voting power of a public corporation (an "interested shareholder") for a five-year period following the date on which the holder became an interested shareholder. This provision may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. The BCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the community in which it is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the BCL. See "Description of Capital Stock."


Concentration of Stock Ownership


     The present directors, executive officers and 5% shareholders of the Company and their respective affiliates will, in the aggregate, beneficially own 53.4% (48.1% if the over-allotment option is exercised) of the Company's outstanding Common Stock upon completion of the Offering. As a result, these shareholders, if they act as a group, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. There are no voting arrangements, agreements or understandings in place among any of such shareholders. See "Principal and Selling Shareholders."



Dilution


     Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of the net tangible book value per share of Common Stock in the amount of $5.29 per share. See "Dilution."

                                USE OF PROCEEDS


     The proceeds from the sale of the Common Stock offered by the Company hereby will be approximately $18.3 million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the net proceeds from the shares of Common Stock sold by the Selling Shareholders.

     The Company will use approximately $3.3 million of the net proceeds from the Offering to repay outstanding long-term bank debt bearing interest at a weighted average rate of 8.5% per annum as of September 30, 1997. The Company plans to use approximately $1.0 million of the net proceeds to repay amounts outstanding under the Company's bank line of credit, approximately $4.0 million of the net proceeds for capital equipment purchases in 1998 and approximately $4.0 million for capital equipment purchases in 1999. The remainder of the net proceeds will be used for general corporate purposes which may include working capital, capital expenditures and potential acquisitions of businesses. At the present time, the Company is not engaged in any negotiations with third parties and has no specific agreements or plans with respect to any acquisitions, and there can be no assurance the Company will consummate any acquisition. Pending use as described above, the net proceeds of the Offering will be invested in short-term, investment grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends or distributions on its capital stock, other than S Corporation distributions discussed below. The Company's current intention is to retain any future earnings for use in its business. Accordingly, the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.


                           S CORPORATION TERMINATION

     Prior to the Offering, Company has been a corporation subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (an "S Corporation"). As a result, the net income of the Company has been taxed, for federal and state income tax purposes, directly to the Company's shareholders rather than to the Company. Accordingly, the Company made distributions to its shareholders to cover the estimated income tax liabilities attributable on their proportionate share of the Company's taxable income.


     The Company will terminate its S Corporation status on a date (the "Termination Date") immediately prior to the consummation of the Offering. As a result of the termination of its S Corporation status, the Company will record a net deferred income tax liability and corresponding income tax expense (the "Deferred Tax Liability"), effective upon the Termination Date. The amount of the net Deferred Tax Liability would have been approximately $750,000 if the Termination Date had been September 30, 1997, but the actual amount will be adjusted to reflect the effect of the Company's actual operating results through the Termination Date. The Company does not intend to make any distributions to its shareholders in connection with the termination. See "Certain Transactions--Tax Agreements."

                                CAPITALIZATION


     The following table sets forth, as of September 30, 1997, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, and (iii) the pro forma as adjusted capitalization of the Company after giving effect to the sale of 2,250,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $9.00 per share) and the application of the estimated net proceeds therefrom. The information set forth below should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.





                                                                    September 30, 1997
                                                      ----------------------------------------------
                                                                                      Pro Forma
                                                       Actual     Pro Forma(1)     As Adjusted(1)(2)
                                                      --------   --------------   ------------------
                                                            (in thousands, except share data)
Short-term debt(3)   ..............................   $1,839        $1,831             $    82
                                                      ======        ======             ========
Long-term debt, less current portion(3)   .........    2,794         2,794                 154
                                                      ------        ------             --------
Convertible subordinated notes payable(3)    ......    2,092            --                  --
                                                      ------        ------             --------
Shareholders' equity:
 Preferred Stock, $0.01 par value, 5,420,000 shares
   authorized; none issued and outstanding   ......      --             --                  --
 Common Stock, $0.001 par value, 25,000,000
   shares authorized; 1,585,350 shares issued and
   outstanding, actual; 3,423,415 shares issued and
   outstanding, pro forma; and 5,673,415 shares
   issued and outstanding, as adjusted(4) .........        2             3                   6
 Additional paid-in capital   .....................    1,045         3,736              21,060
 Deferred compensation(5)  ........................     (859)         (859)                 --
 Retained earnings   ..............................    1,431            --                  --
                                                      ------        ------             --------
   Total shareholders' equity .....................    1,619         2,880              21,066
                                                      ------        ------             --------
    Total capitalization   ........................   $6,505        $5,674             $21,220
                                                      ======        ======             ========

------------
(1) Reflects the effects of the (i) termination of the Company's S Corporation status, including the Deferred Tax Liability described in "S Corporation Termination," and the reclassification of the retained earnings balance to additional paid-in capital, (ii) conversion of the Convertible Subordinated Notes into shares of Common Stock, and (iii) exercise of the NEPA Warrant to purchase Common Stock. See "S Corporation Termination," "Certain Transactions" and Note 3 of Notes to Financial Statements.

(2) Adjusted to give effect to the sale by the Company of 2,250,000 shares of Common Stock offered (at an assumed initial public offering price of $9.00 per share) and the application of the net proceeds as set forth in "Use of Proceeds".

(3) See Notes 7, 8 and 9 of Notes to Financial Statements for information concerning the Company's line of credit, long-term debt and convertible subordinated notes payable.

(4) Excludes shares of Common Stock issuable upon the exercise of outstanding options and shares of Common Stock issuable upon the exercise of the Representatives' Warrants. As of the date of this Prospectus, there were 463,890 shares of Common Stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of $0.68 per share, 25,000 shares of Common Stock reserved for issuance upon the exercise of an outstanding option at an exercise price equal to the per share initial public offering price and 142,000 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management--Executive Compensation," "--Stock Option Plans," "Underwriting" and Note 10 of Notes to Financial Statements.

(5) The Company recorded deferred compensation of $972,000 in connection with the grant of certain stock options in July 1997. Of this amount, $113,000 was recognized as an expense in the third quarter of 1997. The balance of $859,000 will be recognized as an expense upon completion of the Offering. See "Management--Stock Option Plans--1996 Stock Option Plan" and Note 10 of Notes to Financial Statements.

                                   DILUTION


     The net tangible book value of the Company as of September 30, 1997 was approximately $1,619,000, or $1.02 per share of Common Stock. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the (i) termination of the Company's S Corporation status, including the Deferred Tax Liability described in "S Corporation Termination,"
(ii) conversion of the Convertible Subordinated Notes into shares of Common Stock, and (iii) exercise of the NEPA Warrant to purchase Common Stock the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $2,880,000, or $0.84 per share. After giving effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share) and after deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma, as adjusted, net tangible book value of the Company as of September 30, 1997 would have been approximately $21,066,000, or $3.71 per share. This represents an immediate increase in pro forma, as adjusted, net tangible book value of $2.87 per share to existing shareholders and an immediate dilution in pro forma, as adjusted, net tangible book value of $5.29 per share to new shareholders purchasing Common Stock in the Offering. The following table illustrates this per-share dilution:




       Assumed initial public offering price per share  ......              $ 9.00
       Net tangible book value per share as of September
        30, 1997    ..........................................   $ 1.02
        Decrease attributable to the termination of the
          Company's S Corporation status, the conversion
          of the Convertible Subordinated Notes and the
          exercise of the NEPA Warrant   .....................    (0.18)
                                                                 -------
       Pro forma net tangible book value per share before
        the Offering   .......................................     0.84
        Increase attributable to new shareholders    .........     2.87
                                                                 -------
       Pro forma, as adjusted, net tangible book value per
        share after the Offering   ...........................                3.71
                                                                            --------
       Dilution per share to new shareholders  ...............              $ 5.29
                                                                            ========



     As of September 30, 1997, options to purchase 463,890 shares of Common Stock were outstanding with a weighted average exercise price of $0.68 per share. If all such options were exercised, the dilution per share to new investors would be $5.34. See "Capitalization," "Description of Capital Stock" and Note 10 of Notes to Financial Statements.

     The following table sets forth, as of September 30, 1997 on a pro forma basis and after giving effect to the Offering, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, the average price per share paid by existing shareholders, and the average price per share to be paid by new investors purchasing shares of Common Stock from the Company in the Offering:





                                          Shares Purchased          Total Consideration
                                       -----------------------   -------------------------    Average Price
                                         Number       Percent       Amount        Percent      Per Share
                                       -----------   ---------   -------------   ---------   --------------
Existing shareholders(1)(2)   ......    3,423,415       60.3%    $ 2,075,588         9.3%       $ 0.61
New investors(2)  ..................    2,250,000       39.7      20,250,000        90.7          9.00
                                        ---------     ------     ------------     ------
 Total   ...........................    5,673,415      100.0%    $22,325,588       100.0%
                                        =========     ======     ============     ======

------------
(1) Assumes no exercise of options outstanding as of September 30, 1997 to purchase 463,890 shares of Common Stock at exercise prices of $0.05 to $1.75 and a weighted average exercise price of $0.68 per share. If any of these options are exercised, there will be further dilution to new investors. Does not reflect the sale of 250,000 shares by Selling Shareholders in the Offering. Sales by Selling Shareholders in the Offering will reduce the number of shares held by existing shareholders to 3,173,415, or 55.9% of the total shares of Common Stock outstanding after the Offering (2,923,415 shares, or 50.4%, of the total shares if the Underwriters' over-allotment option is exercised).

(2) Sales by Selling Shareholders in the Offering will increase the number of shares held by new investors to 2,500,000, or 44.1%, of the total shares of Common Stock outstanding after the Offering (2,875,000 shares, or 49.6%, of the total shares if the Underwriters' over-allotment option is exercised).

                            SELECTED FINANCIAL DATA


     The selected financial data presented below as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997 have been derived from the audited Financial Statements of the Company included elsewhere in this Prospectus. The selected financial data as of December 31, 1992, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from audited financial statements not included herein. The selected financial data for the nine months ended September 30, 1996 are derived from the unaudited financial statements of the Company, which, in management's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for prior periods, including the nine months ended September 30, 1996 and 1997, are not necessarily indicative of the results that may be expected for 1997 or future years. The information set forth below should be read in conjunction with the Company's Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                      Year Ended December 31,
                                                        ---------------------------------------------------
                                                          1992      1993      1994      1995       1996
                                                        --------  --------  --------  --------  -----------
                                                               (in thousands, except per share data)
Statement of Operations Data:
Revenues:
  Product   ..........................................   $2,176    $2,515    $3,229    $4,644    $ 6,312
  Contract research and development ..................       73        38       404       609        590
                                                         -------   -------   -------   -------   -------
     Total revenues  .................................    2,249     2,553     3,633     5,253      6,902
                                                         -------   -------   -------   -------   -------
Operating expenses:
  Cost of product, excluding depreciation ............      607       837     1,331     2,221      3,799
  Cost of product-depreciation   .....................      212       230       424       599        892
                                                         -------   -------   -------   -------   -------
     Total cost of product ...........................      819     1,067     1,755     2,820      4,691
  Research and development ...........................      159        72       277       416        576
  Selling, general and administrative  ...............      613       660       734       864      1,520
  Special compensation charge(1) .....................       --        --        --        --         --
                                                         -------   -------   -------   -------   -------
     Total operating expenses ........................    1,591     1,799     2,766     4,100      6,787
                                                         -------   -------   -------   -------   -------
Operating income (loss) ..............................      658       754       867     1,153        115
Interest expense  ....................................      113        80        79        65        213
                                                         -------   -------   -------   -------   -------
Net income (loss) before income taxes  ...............      545       674       788     1,088        (98)
Pro forma provision (benefit) for income taxes(1)  ...      213       263       307       424        (36)
                                                         -------   -------   -------   -------   -------
Pro forma net income (loss)(1)   .....................   $  332    $  411    $  481    $  664    $   (62)
                                                         =======   =======   =======   =======   =======
Pro forma net loss per share(1)  .....................                                           $ (0.03)
                                                                                                 =======
Shares used in computing pro forma net loss per
 share(1)   ..........................................                                             1,979
Supplemental pro forma net income (loss) per
 share(2)   ..........................................                                           $  0.02
                                                                                                 =======
Shares used in computing supplemental pro forma
 net income (loss) per share(2)  .....................                                             4,083

                                                         Nine Months Ended
                                                           September 30,
                                                        --------------------
                                                          1996       1997
                                                        --------  ----------
Statement of Operations Data:
Revenues:
  Product   .......................................... $4,044      $ 5,871
  Contract research and development ..................    338          603
                                                        ------     -------
     Total revenues  .................................  4,382        6,474
                                                        ------     -------
Operating expenses:
  Cost of product, excluding depreciation ............  2,628        3,741
  Cost of product-depreciation   .....................    608          893
                                                        ------     -------
     Total cost of product ...........................  3,236        4,634
  Research and development ...........................    355          685
  Selling, general and administrative  ...............  1,090        1,359
  Special compensation charge(1) .....................     --          113
                                                        ------     -------
     Total operating expenses ........................  4,681        6,791
                                                        ------     -------
Operating income (loss) ..............................   (299)        (317)
Interest expense  ....................................    116          405
                                                        ------     -------
Net income (loss) before income taxes  ...............   (415)        (722)
Pro forma provision (benefit) for income taxes(1)  ...   (154)        (276)
                                                        ------     -------
Pro forma net income (loss)(1)   .....................  $(261)     $  (446)
                                                        ======     =======
Pro forma net loss per share(1)  .....................             $ (0.19)
                                                                   =======
Shares used in computing pro forma net loss per
 share(1)   ..........................................               1,979
Supplemental pro forma net income (loss) per
 share(2)   ..........................................             $ (0.09)
                                                                   =======
Shares used in computing supplemental pro forma
 net income (loss) per share(2)  .....................               2,446

                                                                     December 31,                          September 30, 1997
                                                -------------------------------------------------------  -----------------------
                                                  1992       1993       1994      1995         1996       Actual    Pro Forma(3)
                                                --------  ----------  --------  ---------  ------------  --------  -------------
                                                                                 (in thousands)
Balance Sheet Data:
Working capital (deficit)   ..................   $  385    $ (564)     $  333    $  (22)    $ (1,967)    $(490)       $ (408)
Total assets .................................    2,044     3,002       3,309     5,537        8,481     9,803         9,780
Short-term debt ..............................      287       327         334       483        3,039     1,839         1,831
Long-term debt, less current portion .........      776       647         795     1,235        2,054     2,794         2,794
Convertible subordinated notes payable  ......      100       100         100       100          100     2,092            --
Shareholders' equity  ........................      725     1,150       1,665     2,355        2,228     1,619         2,880



----------------
(1) The Company has operated as an S Corporation for income tax purposes since its inception in 1988 and will terminate such status in connection with the Offering. See Note 3 of Notes to Financial Statements for information concerning the computation of the pro forma provision (benefit) for income taxes, pro forma net income (loss) and pro forma net loss per share. Upon termination of the Company's S Corporation status, the Company will record a net deferred tax liability and corresponding income tax expense. This amount would have been approximately $750,000 if the termination occurred on September 30, 1997. Such expense amount is excluded from the above data. See "S Corporation Termination" and Note 3 of Notes to Financial Statements. Upon the closing of the Offering, the Company will accelerate the vesting of certain stock options which will result in a special compensation charge. This amount would have been $859,000 if the vesting acceleration occurred on September 30, 1997. Such expense amount is excluded from the above data. See "Management--Stock Option Plans" and
    Note 10 of the Notes to Financial Statements.


(2) See Note 3 of Notes to Financial Statements for information concerning the computation of supplemental pro forma net income (loss) per share.


(3) Reflects the effects of the (i) termination of the Company's S Corporation status, including the Deferred Tax Liability described in "S Corporation Termination," (ii) conversion of the Convertible Subordinated Notes into 1,702,355 shares of Common Stock and (iii) exercise of the NEPA Warrant to purchase 135,710 shares of Common Stock. See "S Corporation Termination," "Certain Transactions" and Note 3 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview


     The Company designs, develops and manufactures compound semiconductor materials using MBE technology and is a leading producer of GaAs based epitaxial wafers supplied to the semiconductor device manufacturing industry. In addition, the Company conducts contract research and development principally for agencies of the United States government. The products and services of the Company range from preliminary design to volume production of compound semiconductor wafers, primarily MBE wafers. The Company has experienced rapid sales growth, and from 1993 to 1996, the Company's total revenues increased from $2.6 million to $6.9 million, or a compound annual growth rate of approximately 39%. Since January 1996, the Company's significant customers have included Alpha Industries Inc., Hughes Aircraft, Inc., M/A-COM, Inc., Motorola, Inc., Raytheon Company, Texas Instruments Incorporated and Watkins Johnson Company.

     The Company earns revenues from the sale of compound semiconductor wafers and from government funded contract research and development. Product revenues, which primarily result from the sale of wafers, are recognized upon the shipment of wafers. Product revenues from wafers shipped in a quarterly reporting period may vary substantially depending on several factors, including customer order size and timing, production capacity and the price for each wafer. Wafer prices and manufacturing costs will vary depending on wafer diameter, substrate material, wafer growth complexity, order size, yields and other factors. The Company also earns revenues from contracts with various federal governmental agencies to conduct research on advanced electronic and opto-electronic materials and devices. Generally, these contracts last between six and 24 months and are funded through the Small Business Innovative Research ("SBIR") program of the federal government. The Company recognizes research and development revenues as related expenses are incurred.


     During the past few years, the Company has experienced a transition in customer demand for compound semiconductor materials from lower developmental quantities to larger commercial quantities that support high volume production. Generally, such larger order quantities have enabled the Company to reduce the average cost of manufacturing. Similarly, the average selling prices for wafers have decreased as the Company has achieved economies of scale and reduced unit costs due to MBE systems advancements, such as the introduction of multi-wafer systems and other process improvements.


     Since 1992, the Company has generally operated at or near practicable manufacturing capacity. In 1995, based on an expected increase in demand for compound semiconductor materials being driven largely by consumer demand in the commercial wireless communications industry, the Company embarked on a major expansion of its production capacity. Multi-wafer MBE systems were added in 1995, 1996 and 1997. Manufacturing and support facilities were doubled in 1996 to provide sufficient clean room manufacturing space to accommodate the Company's current plans for adding two multi-wafer MBE systems by the end of 1999. To support the Company's expansion, in 1996 and 1997, the Company also expanded its staff of technical personnel and invested in on-site training and proprietary process improvements. Although these improvements have increased the level of the Company's fixed costs, the Company believes that such expenditures will enable it to increase manufacturing throughput and yields and continue to reduce unit costs.



     Due to the complexity of MBE systems, the Company has experienced certain manufacturing problems resulting from bringing new MBE systems on-line. The Company believes that it has resolved these manufacturing problems and has developed effective testing methods and operating procedures to minimize the impact of such problems on future operations.



     Generally, the Company's MBE systems require approximately two to three weeks of scheduled maintenance to, among other things, replenish source materials and to clean and repair parts. The Company's MBE systems typically operate for a period of 12 to 14 weeks before requiring such scheduled maintenance. Unscheduled maintenance due to equipment failure and human error can reduce this period. Accordingly, wafer production capacity may be constrained in periods in which the scheduled and unscheduled maintenance cycles of several MBE systems coincide. Since mid-1996, the Company has increased the length of production cycles and reduced the frequency of unscheduled production interruptions. This has been accomplished by increasing the capacity of consumable source materials in each MBE system and improving the level of operator proficiency in addition to other factors. Further, with high fixed costs, moderate fluctuations in wafer production, shipping and sales have resulted, and may in the future result, in large fluctuations in the Company's quarterly gross margins (product revenues less total cost of product) and operating results. For example, during the first six months of 1996, the Company's wafer production and revenues were lower than expected because the Company experienced unusually long periods of MBE system downtime due to unscheduled maintenance and unanticipated manufacturing problems with its second multi-wafer MBE system. During the same period, the Company's manufacturing costs increased as a result of additional staffing to support the new MBE system and increased maintenance. This production volume sensitivity is expected to continue in the future. See "Risk Factors--Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results."


Results of Operations


     The following table sets forth selected financial data as a percentage of total revenues for the periods indicated.





                                                                                             Nine Months Ended
                                                              Year Ended December 31,          September 30,
                                                           ----------------------------   ---------------------
                                                            1994     1995       1996         1996       1997
                                                           ------   ------   ----------   ----------  ---------
Revenues:
 Product    .............................................    89%      88%        91%          92%         91%
 Contract research and development  .....................    11       12          9            8           9
                                                            ----     ----      ----         ----        ----
  Total revenues  .......................................   100      100        100          100         100
                                                            ----     ----      ----         ----        ----
Operating Expenses:
 Cost of product, excluding depreciation  ...............    36       42         55           60          57
 Cost of product-depreciation    ........................    12       12         13           14          14
                                                            ----     ----      ----         ----        ----
  Total cost of product    ..............................    48       54         68           74          71
 Research and development  ..............................     8        8          8            8          11
 Selling, general and administrative   ..................    20       16         22           25          21
 Special compensation charge  ...........................    --       --         --           --           2
                                                            ----     ----      ----         ----        ----
  Total operating expenses    ...........................    76       78         98          107         105
                                                            ----     ----      ----         ----        ----
Operating income (loss)    ..............................    24       22          2           (7)         (5)
Interest expense  .......................................     2        1          3            2           6
                                                            ----     ----      ----         ----        ----
Net income (loss) before income taxes  ..................    22       21         (1)         (9)         (11)
Pro forma provision (benefit) for income taxes(1)  ......     9        8         --          (3)          (4)
                                                            ----     ----      ----         ----        ----
Pro forma net income (loss)(1)   ........................    13%      13%        (1)%        (6)%         (7)%
                                                            ====     ====      ====         ====        ====



------------
(1) See Note 3 of Notes to Financial Statements for information concerning the computation of the pro forma provision (benefit) for income taxes and pro forma net income (loss).

Nine Months Ended September 30, 1997 and 1996.

     Product Revenues. Product revenues increased 45% to $5.9 million in the nine month period ended September 30, 1997 from $4.0 million in the nine month period ended September 30, 1996. The increase in product revenues results from increased orders, increased manufacturing capacity and improved manufacturing efficiencies offset by lower average selling prices.

     Contract Research and Development Revenues. Contract research and development revenues increased 78% to $603,000 in the nine month period ended September 30, 1997 from $338,000 in the nine month period ended September 30, 1996. The increase is attributable to the timing of expenses incurred on SBIR contracts rather than the addition of new contracts.

     Cost of Product. Cost of product increased 43% to $4.6 million in the nine month period ended September 30, 1997 from $3.2 million in the nine month period ended September 30, 1996. As a percentage of total revenues, cost of product decreased to 71% in the nine month period ended September 30, 1997 from 74% in the nine month period ended September 30, 1996. This increase in the absolute cost of product resulted from the significant increase in wafer production and additional costs associated with the addition of the fourth multi-wafer MBE system offset by improved manufacturing efficiencies. These efficiencies were primarily due to fewer production interruptions for unscheduled maintenance, longer average production cycles and higher wafer throughput.

     Research and Development Expenses. Research and development expenses increased by 93% to $685,000 in the nine month period ended September 30, 1997 from $355,000 in the nine month period ended September 30, 1996. As a percentage of total revenues, research and development expenses increased to 11% in the nine month period ended September 30, 1997 from 8% in the nine month period ended September 30, 1996. Research and development expenses increased due to a higher level of internal and externally funded research and development activity in the nine month period ended September 30, 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 25% to $1.4 million in the nine month period ended September 30, 1997 from $1.1 million in the nine month period ended September 30, 1996. As a percentage of total revenues, selling, general and administrative expenses decreased to 21% in the nine month period ended September 30, 1997 from 25% in the nine month period ended September 30, 1996. The absolute increase resulted principally from additional compensation expenses for finance, sales and marketing, and administrative personnel.

     Special Compensation Charge. A non-cash deferred compensation charge of $113,000 was recorded in the nine month period ended September 30, 1997. The charge reflects the amortization of the vested portion of 153,000 options granted in July 1997 multiplied by the difference between 90% of an assumed initial public offering price of $9.00 per share and the $1.75 per share exercise price of the options. It is anticipated that the remaining portion of this deferred compensation charge ($859,000) will be recognized as an expense upon completion of the Offering when the options become fully vested.

     Interest Expense. Interest expense increased by 250% to $405,000 in the nine month period ended September 30, 1997 from $116,000 in the nine month period ended September 30, 1996. The increase resulted primarily from additional long-term borrowing (including the subordinated convertible note payable to AMP) to finance the Company's two newest multi-wafer MBE systems and expanded borrowing under the Company's line of credit to fund working capital requirements.

     Pro Forma Benefit for Income Taxes. For both the nine month period ended September 30, 1997 and the nine month period ended September 30, 1996, pro forma income tax benefit has been calculated to demonstrate the effect of incurring income taxes as a C Corporation on the taxable loss in such period, which in all prior periods has been taxed to shareholders because of the Company's S Corporation status. For the nine month periods ended September 30, 1997 and 1996, the effective pro forma income tax rate was 38% and 37%, respectively.


Years Ended December 31, 1996 and 1995.



     Product Revenues. Product revenues increased 36% to $6.3 million in 1996 from $4.6 million in 1995. Product revenues increased primarily due to an increase in the number of wafers that were manufactured and shipped to customers. The additional wafers manufactured and sold resulted from additional manufacturing capacity provided by bringing the second and third multi-wafer MBE systems on-line and increased customer orders reflecting a higher percentage of wafers ordered for commercial (as opposed to defense) applications. Average selling prices remained relatively constant between 1995 and 1996.


     Contract Research and Development Revenues. Contract research and development revenues decreased by 3% to $590,000 in 1996 from $609,000 in 1995. As a percentage of total revenues, contract research and development revenues decreased to 9% in 1996 from 12% in 1995 due to the growth in product revenues.



     Cost of Product. Cost of product increased by 66% to $4.7 million in 1996 from $2.8 million in 1995. As a percentage of total revenues, the cost of product increased to 68% in 1996 from 54% in 1995. The increase in cost of product reflects an increase in the number of wafers produced and sold to customers, costs associated with additional multi-wafer MBE systems and related facilities, the costs associated with resolving anticipated and unanticipated problems related to bringing two multi-wafer MBE systems on-line, and the costs associated with unscheduled maintenance.



     Research and Development Expenses. Research and development expenses increased by 38% to $576,000 in 1996 from $416,000 in 1995. The increase was primarily due to a higher level of internal and externally funded research and development activity and the addition of personnel and other resources.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 76% to $1,520,000 in 1996 from $864,000 in 1995. As a percentage of total revenues, such expenses were 22% in 1996 and 16% in 1995. The increase resulted from the continued expansion of the Company to meet current and anticipated growth in demand for the Company's products, including additional costs associated with an increase in personnel to support the Company's sales and marketing activities and financial administration.


     Interest Expense. Interest expense increased by 226% to $213,000 in 1996 from $66,000 in 1995. The primary reason for the increase is the additional long-term borrowing incurred to finance the Company's second and third multi-wafer MBE systems and increased borrowing on the line of credit that was used to finance deposits on the fourth multi-wafer MBE system that was installed in early 1997 and to fund working capital.


     Pro Forma Provision (Benefit) for Income Taxes. For both 1996 and 1995, pro forma income tax expense (benefit) has been calculated to demonstrate the effect of incurring income taxes as a C Corporation on the taxable income
(loss) in such periods, which in all prior periods has been taxed to shareholders because of the Company's S Corporation status. In 1996 and 1995, the effective pro forma income tax rate was 37% and 39%, respectively.



Years Ended December 31, 1995 and 1994.

     Product Revenues. Product revenues increased 44% to $4.6 million in 1995 from $3.2 million in 1994. Product revenues increased primarily due to an increase in the number of wafers that were manufactured and shipped to customers in 1995. The additional wafers manufactured and sold resulted from increased customer orders and the installation and qualification of the Company's first multi-wafer system in 1994 which became fully operational in 1995.


     Contract Research and Development Revenues. Contract research and development revenues increased by 51% to $609,000 in 1995 from $404,000 in 1994. The increase was primarily due to a higher level of research activities associated with several new SBIR contracts in 1995 as compared to 1994.

     Cost of Product. Cost of product increased by 61% to $2.8 million in 1995 from $1.8 million in 1994. As a percentage of total revenues, the cost of product increased to 54% in 1995 from 48% in 1994. The increase was primarily due to higher volume orders shipped for commercial applications that generated lower gross margins than lower volume orders associated with Department of Defense applications.

     Research and Development Expenses. Research and development expenses increased by 50% to $416,000 in 1995 from $277,000 in 1994. As a percentage of total revenues, research and development expenses were 8% in 1994 and 1995. The increase was primarily due to a higher level of research activity associated with the increase in the number of SBIR contracts.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 18% to $864,000 in 1995 from $734,000 in 1994. As a percentage of total revenues, such expenses were 16% in 1995 and 20% in 1994. The increase in selling, general and administrative expenses was principally due to the addition of sales and marketing personnel and related costs.


     Interest Expense. Interest expense decreased by 18% to $66,000 in 1995 from $79,000 in 1994 as a result of scheduled payments on long-term debt.

     Pro Forma Provision for Income Taxes. For both 1995 and 1994, pro forma income tax expense has been calculated to demonstrate the effect of incurring income taxes as a C Corporation on the taxable income in such periods, which in all prior periods has been taxed to shareholders because of the Company's S Corporation status. The effective pro forma income tax rate was 39% for both 1995 and 1994.

Quarterly Results and Seasonality


     The following tables represent the unaudited quarterly results in dollar amounts (in thousands) and as a percentage of total revenues for the past 11 quarters from September 30, 1997, the latest quarter for which data is available. The information has been prepared by the Company on a basis consistent with the Company's annual audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the information for the periods presented.





                                                             Quarter Ended
                                      -----------------------------------------------------------
                                       Mar. 31,    June 30,    Sept. 30,    Dec. 31,    Mar. 31,
                                         1995        1995        1995         1995        1996
                                      ----------  ----------  -----------  ----------  ----------
                                                            (in thousands)
Statement of Operations Data:
Revenues:
  Product   ........................    $1,432      $   927     $1,234       $1,051     $1,215
  Contract research and
   development    ..................       102          150        202          155        146
                                        -------    --------     -------      -------    ------
     Total revenues  ...............     1,534        1,077      1,436        1,206      1,361
                                        -------    --------     -------      -------    ------
Operating Expenses:
  Cost of product, excluding
   depreciation   ..................       557          555        585          524        764
  Cost of product-depreciation      .      134          136        154          175        177
                                        -------    --------     -------      -------    ------
     Total cost of product    ......       691          691        739          699        941
  Research and development .........        68           91        131          126        122
  Selling, general and
   administrative    ...............       237          225        191          211        311
  Special compensation charge       .       --           --         --           --         --
                                        -------    --------     -------      -------    ------
     Total operating expenses              996        1,007      1,061        1,036      1,374
                                        -------    --------     -------      -------    ------
Operating income (loss)    .........       538           70        375          170        (13)
Interest expense  ..................        17           16         14           18         32
                                        -------    --------     -------      -------    ------
Net income (loss) before income
 taxes   ...........................       521           54        361          152        (45)
Pro forma provision (benefit) for
 income taxes(1)  ..................       198           21        137           57        (17)
                                        -------    --------     -------      -------    ------
Pro forma net income (loss)(1)   ...    $  323      $    33     $  224       $   95     $  (28)
                                        =======    ========     =======      =======    ======



                                       June 30,    Sept. 30,    Dec. 31,    Mar. 31,    June 30,    Sept.30,
                                         1996        1996         1996        1997        1997       1997
                                      ----------  -----------  ----------  ----------  ----------  ---------
Statement of Operations Data:
Revenues:
  Product   ........................   $1,232       $1,597       $2,268      $2,219     $1,514      $2,138
  Contract research and
   development    ..................       79          113          252         204        205         194
                                       ------       ------       -------     -------    ------      ------
     Total revenues  ...............    1,311        1,710        2,520       2,423      1,719       2,332
                                       ------       ------       -------     -------    ------      ------
Operating Expenses:
  Cost of product, excluding
   depreciation   ..................      857        1,007        1,171       1,257      1,192       1,292
  Cost of product-depreciation      .     207          224          284         302        293         298
                                       ------       ------       -------     -------    ------      ------
     Total cost of product    ......    1,064        1,231        1,455       1,559      1,485       1,590
  Research and development .........      120          113          221         210        230         245
  Selling, general and
   administrative    ...............      419          360          430         498        439         422
  Special compensation charge       .      --           --           --          --         --         113
                                       ------       ------       -------     -------    ------      ------
     Total operating expenses           1,603        1,704        2,106       2,267      2,154       2,370
                                       ------       ------       -------     -------    ------      ------
Operating income (loss)    .........     (292)           6          414         156       (435)        (38)
Interest expense  ..................       34           50           97         108        140         157
                                       ------       ------       -------     -------    ------      ------
Net income (loss) before income
 taxes   ...........................     (326)         (44)         317          48       (575)       (195)
Pro forma provision (benefit) for
 income taxes(1)  ..................     (121)         (16)         118          18       (220)        (74)
                                       ------       ------       -------     -------    ------      ------
Pro forma net income (loss)(1)   ...   $ (205)      $  (28)      $  199      $   30     $ (355)     $ (121)
                                       ======       ======       =======     =======    ======      ======

                                                   As a Percentage of Total Revenues
                                      -----------------------------------------------------------
                                       Mar. 31,    June 30,    Sept. 30,    Dec. 31,    Mar. 31,
                                         1995        1995        1995         1995        1996
                                      ----------  ----------  -----------  ----------  ----------
Statement of Operations Data:
Revenues:
  Product   ........................      93%         86%          86%         87%        89%
  Contract research and
   development    ..................       7          14           14          13         11
                                        ----        ----         ----        ----       ----
     Total revenues  ...............     100         100          100         100        100
                                        ----        ----         ----        ----       ----
Operating Expenses:
  Cost of product, excluding
   depreciation   ..................      36          51           41          43         56
  Cost of product-depreciation      .      9          13           11          15         13
                                        ----        ----         ----        ----       ----
     Total cost of product    ......      45          64           52          58         69
  Research and development    ......       4           8            9          11          9
  Selling, general and
   administrative    ...............      16          21           13          17         23
  Special compensation charge       .     --          --           --          --         --
                                        ----        ----         ----        ----       ----
     Total operating expenses             65          93           74          86        101
                                        ----        ----         ----        ----       ----
Operating income (loss)    .........      35           7           26          14         (1)
Interest expense  ..................       1           2            1           1          2
                                        ----        ----         ----        ----       ----
Net income (loss) before income
 taxes   ...........................      34           5           25          13         (3)
Pro forma provision (benefit) for
 income taxes(1)  ..................      13           2            9           5         (1)
                                        ----        ----         ----        ----       ----
Pro forma net income (loss)(1)   ...      21%          3%          16%          8%        (2)%
                                        ====        ====         ====        ====       ====



                                       June 30,    Sept. 30,    Dec. 31,    Mar. 31,    June 30,    Sept.30,
                                         1996        1996         1996        1997        1997       1997
                                      ----------  -----------  ----------  ----------  ----------  ---------
Statement of Operations Data:
Revenues:
  Product   ........................      94%        93%           90%         92%         88%       92%
  Contract research and
   development    ..................       6          7            10           8          12         8
                                       ------      ----          ----        ----       -------    ----
     Total revenues  ...............     100        100           100         100         100       100
                                       ------      ----          ----        ----       -------    ----
Operating Expenses:
  Cost of product, excluding
   depreciation   ..................      65         59            47          52          69        55
  Cost of product-depreciation      .     16         13            11          12          17        13
                                       ------      ----          ----        ----       -------    ----
     Total cost of product    ......      81         72            58          64          86        68
  Research and development    ......       9          7             9           9          13        11
  Selling, general and
   administrative    ...............      32         21            17          21          26        18
  Special compensation charge       .     --         --            --          --          --         5
                                       ------      ----          ----        ----       -------    ----
     Total operating expenses            122        100            84          94         125       102
                                       ------      ----          ----        ----       -------    ----
Operating income (loss)    .........     (22)         0            16           6         (25)       (2)
Interest expense  ..................       3          3             4           4           8         6
                                       ------      ----          ----        ----       -------    ----
Net income (loss) before income
 taxes   ...........................     (25)        (3)           12           2         (33)       (8)
Pro forma provision (benefit) for
 income taxes(1)  ..................      (9)        (1)            4           1         (12)       (3)
                                       ------      ----          ----        ----       -------    ----
Pro forma net income (loss)(1)   ...     (16)%       (2)%           8%          1%        (21)%      (5)%
                                       ======      ====          ====        ====       =======    ====


------------
(1) See Note 3 of Notes to Financial Statements for information concerning the computation of the pro forma provision (benefit) for income taxes and pro forma net income (loss).

     The Company has experienced substantial revenue growth during the past five years and has experienced, and expects to continue to experience, fluctuations in its quarterly operating results. Such fluctuations are due to the Company's fixed cost structure, the timing of orders, variations in manufacturing yields, scheduled and unscheduled maintenance activities, and other factors, many of which are beyond the Company's control. Substantially all of the Company's costs are fixed, with variable costs limited primarily to the compound semiconductor substrate, the source materials utilized in the production process and electricity. Due to the Company's high fixed costs, moderate fluctuations in wafer production, shipping and sales have resulted, and may in the future result, in relatively large fluctuations in the Company's quarterly gross margin and operating results. This production volume sensitivity, especially for quarterly financial reporting periods, is expected to continue in the future. There has not been any seasonality in the Company's operations.



     The Company experienced few significant problems with its MBE systems until the last quarter of 1995, when it experienced a series of unrelated problems with its multi-wafer MBE systems leading to unscheduled system downtime, higher maintenance costs, and a substantial increase in the number of wafers returned by customers in the first and second quarters of 1996 (relating to bringing a new multi-waver MBE system on-line). These problems resulted in significant changes in the Company's training and quality assurance programs and a restructuring of the Company's operating procedures. With the manufacturing problems largely resolved, the Company produced a record number of wafers and record product revenues in both the third and fourth quarters of 1996.



     In anticipation of increased customer demand for wafers, the Company continued to expand its facilities, increased the number of senior technical manufacturing personnel, and installed its fourth multi-wafer MBE system in the second quarter of 1997, significantly increasing the Company's fixed costs. This increase in fixed costs coincided with a reduction in the rate of customer's orders, most notably the rescheduling of orders from the Company's largest customer from the second quarter to the third and fourth quarters of 1997. As a consequence of these factors, the Company experienced lower revenues and increased expenses in the second quarter of 1997.


     The operating results for any quarter are not necessarily indicative of results for any subsequent period or of the Company's overall performance. The Company's quarterly operating results have varied in the past and are expected to vary in the future for the reasons described above. See "Risk
Factors--Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results."


Liquidity and Capital Resources



     The Company raised its initial capital through the issuance of common stock, notes and related warrants at formation in 1988. Since then, the Company has funded its operations and capital expenditures principally with cash flow from operating activities and through the issuance of long-term debt obligations. The following table presents a summary of the Company's cash flows for each of the three years ended December 31, 1996 and the two nine month periods ended September 30, 1996 and 1997. See "Statements of Cash Flow" in the Company's Financial Statements.





                                                                                                   Nine Months Ended
                                                                Years Ended December 31,             September 30,
                                                           -----------------------------------  ------------------------
                                                             1994        1995         1996         1996         1997
                                                           ---------  -----------  -----------  -----------  -----------
                                                                                  (in thousands)
Net cash provided by (used in) operating activities   .     $  265     $  2,114     $    303     $  1,606     $    288
Net cash (used in) investing activities   ...............     (248)      (2,208)      (3,488)      (2,754)      (1,447)
Net cash provided by (used in) financing activities   .        (78)         477        2,816        1,026        1,338
                                                            ------     --------     --------     --------     --------
Net increase (decrease) in cash  ........................   $  (61)    $    383     $   (369)    $   (122)    $    179
                                                            ======     ========     ========     ========     ========



     From 1994 through September 30, 1997, the Company generated approximately $3.0 million in net cash from operating activities, $1.1 million of which was generated from net income and $3.0 million of which was non-cash depreciation expense offset by $1.1 million from other changes in elements of working capital. These changes were related principally to an increase in accounts receivable and inventories, offset by an increase in accounts payable and accrued expenses that resulted primarily from the growth of the Company and increased sales and manufacturing activities.

     Net cash used in investing activities resulted from the purchase of, or deposits to manufacturers for, property and equipment, principally MBE systems, to support the growth in the Company's production capacity. The Company's capital expenditures totaled $248,000, $2.2 million, $3.5 million and $1.4 million in 1994, 1995, 1996 and the nine month period ended September 30, 1997, respectively. These capital expenditures include the acquisition of three multi-wafer MBE systems plus related test and measurement equipment and the expansion of the Company's facilities. The Company anticipates continued expansion of its MBE production capacity, and contemplates placing an order for an additional multi-wafer MBE system before the end of 1997. Although the Company has no current commitments to make such capital expenditures, the Company anticipates using approximately $8.0 million of the net proceeds of the Offering to finance the purchase of two additional multi-wafer MBE systems and certain related equipment. The Company believes delivery and installation of these additional systems could occur as early as the fourth quarter of 1998 and 1999, respectively. See "Use of Proceeds."


     Financing activities primarily include borrowing under various long-term debt arrangements and distributions to shareholders for the payment of S Corporation income taxes. The Company borrowed $487,000, $1.0 million, $1.5 million and $1.6 million in 1994, 1995, 1996 and the nine month period ended September 30, 1997, respectively, pursuant to several secured financings, and in 1996, $2.4 million on a line of credit. The proceeds of these loans were used primarily to finance the Company's capital expenditures during these periods. In addition, during the nine month period ended September 30, 1997, the Company issued a $2.0 million convertible subordinated note payable to the parent company of a significant customer which will be converted to Common Stock upon completion of the Offering. The proceeds of the subordinated note were used to repay a portion of the line of credit. At September 30, 1997, the Company had an outstanding balance of approximately $3.5 million of long-term debt due to a commercial bank and $900,000 under a $1.0 million line of credit. The Company anticipates using a portion of the net proceeds to repay the long-term bank debt and the balance outstanding on the bank line of credit. See "Use of Proceeds." Shareholder distributions totaled $222,000, $212,000, $481,000 and $0 in 1994, 1995, 1996 and the nine month period ended September 30, 1997, respectively. See "Dividend Policy."

     The Company's executive offices, production facilities and research and development facilities are situated in one leased building in Bethlehem, Pennsylvania. In 1996, the Company expanded its facility from approximately 10,000 to 20,000 square feet. The Company's present facility provides manufacturing space adequate for several additional multi-wafer MBE systems and associated test and measurement equipment, and additional office space for general corporate functions. The Company expects these facilities will be sufficient to satisfy its requirements through 1999. In connection with the expansion of its present facility in 1996, the Company incurred $560,000 for leasehold improvements. In addition, in 1997, the Company leased approximately 6,500 square feet of undeveloped space adjacent to its present facility and secured options on approximately 13,500 square feet of space that is currently under lease to others, a portion of which will be available in 1998 if additional space is required. The Company's plans regarding this space are not sufficiently firm to reasonably estimate the cost to develop this space for its use. See "Facilities and Equipment."


     The Company believes that cash generated from operations and its current cash balance and line of credit, when combined with the net proceeds to be generated from the Offering, will be sufficient to satisfy the Company's projected working capital and planned capital expenditure requirements for the next 24 months. However, there can be no assurance that the Company's operations will generate positive cash flow. Accordingly, the current cash balances, line of credit, and proceeds of the Offering may not be adequate to fund the Company's continued growth, including the increase in manufacturing capacity and the consequent increased requirements for working capital. See "Risk Factors--Factors Affecting Operating Results; Potential Fluctuations in Quarterly Results."

     The Company may, from time to time, seek additional funding through public or private financing. Adequate funding may not be available when needed or on terms acceptable to the Company. If additional funds are raised by issuing equity securities, existing shareholders may suffer additional dilution.


Effects of Inflation and Foreign Exchange Rates


     The Company has not been materially affected by inflation or changes in foreign exchange rates.

                                   BUSINESS


     The Company designs, develops and manufacturers compound semiconductor materials using molecular beam epitaxy ("MBE") and is a leading producer of gallium arsenide ("GaAs") based epitaxial wafers supplied to the semiconductor device manufacturing industry. Compound semiconductors, which provide better performance than silicon semiconductors, are used in a broad range of applications in wireless communications, fiber optic telecommunications, computers, and consumer and automotive electronics. The Company utilizes compound semiconductor materials (such as GaAs, AlGaAs, InGaAs, InAlAs, InSb and InP) that are a combination of elements found in each of columns III and V of the periodic table to produce MBE wafers. MBE wafers are generally used for the most advanced, high performance applications. Since January 1996, the Company's significant customers have included Alpha Industries Inc., Hughes Aircraft, Inc., M/A-COM, Inc., a subsidiary of AMP Incorporated, Motorola, Inc., Raytheon Company, Texas Instruments Incorporated and Watkins Johnson Company.



Industry Background

     Recent advances in information technologies have created a growing need for power efficient, high-performance electronic systems that operate at very high frequencies, have increased storage capacity and computational and display capabilities, and can be produced cost-effectively in commercial volumes. For example, new high frequency and broadband communication systems require transmitters and receivers that are capable of operating at ultra-high frequencies, are very sensitive to receive weak signals with minimal "background noise," have low distortion in order to amplify multiple signals with clarity, and are power efficient in a battery operated system.


     In the past, electronic systems manufacturers have relied on advances in silicon semiconductor technology to meet many of the requirements of lower frequency applications. However, the newest generation of high-performance electronic and opto-electronic applications require certain functions which are generally not achievable using silicon-based components. To address the increasing market demand for these applications, electronic system manufacturers are increasingly incorporating new electronic and opto-electronic devices into their products in order to improve performance or enable new applications.


     Compound semiconductors have emerged as an enabling technology to meet the complex requirements of today's advanced information systems. For example, compound semiconductors can be used as integrated circuits, such as transmitters, receivers and alpha-numeric displays, or as discrete devices, such as high-brightness LEDs and lasers. Compound semiconductors are composed of two or more elements found in each of columns III and V of the periodic table. These elements typically include gallium, aluminum, indium, arsenic, phosphorous, antimony and nitrogen. The resulting compounds include gallium arsenide, indium phosphide, gallium nitride, indium antimonide and indium aluminum phosphide. The performance characteristics of compound semiconductors are uniquely dependent on the composition of these compounds.


     Many compound semiconductor materials have unique physical properties that allow electrons to move many times faster than through silicon. This higher electron mobility enables a compound semiconductor device to operate at much higher speeds with lower power consumption and less noise and distortion than silicon devices. In addition, unlike silicon-based devices, compound semiconductor devices have opto-electronic capabilities that enable them to emit and detect light.


     MBE compound semiconductors are generally used for the most advanced, high performance applications, including wireless communications, computers, and consumer and automotive electronics. For example, compound semiconductor devices are used in: wireless communication products (including cellular telephones, pagers, PCS handsets, DBS systems and global positioning systems) that require high frequency transmitters, receivers and power amplifiers to increase capacity and lower power consumption; satellite communications which use ultra-high frequency satellite up-converters and down-converters to cost-effectively deliver information to fixed and mobile users over wide geographic areas; fiber optic networks of communications companies and Internet service providers; computer applications requiring higher processing speeds, transmission rates and storage capabilities; consumer electronic products (including compact disc players and high density digital versatile discs); automotive applications (including brushless motors, ignition control and collision avoidance radar); and military applications (including smart weapons, radar, advanced satellite communications and electronic counter-countermeasures).

     The trend to higher frequency operation in commercial applications and the use of compound semiconductors to meet the requirements of such applications is illustrated in the chart below:


                       Radio Spectrum of Commercial Wireless Applications

-----------------------------------------------------------------------------------------------
                   Compound
Silicon         Semiconductors         Frequency (GHz)                             Application
-----------------------------------------------------------------------------------------------
  |                  |                      0.500
  |                  |                  ------------------------------------------------------
  |                  |                  0.869 - 0.894        Cellular
  |                  |                  0.929 - 0.930        Private Paging
  |                  |                  0.930 - 0.941        NarrowBand PCS / Two Way Paging
  |                  |                  ------------------------------------------------------
  |                  |                         1,000
  |                  |                  ------------------------------------------------------
  |                  |                   1.215 - 1.240        Global Positioning System (GPS)
  |                  |                   1.616 - 1.626        IRIDIUM and Globalstar Handset
  |                  |                   1.850 - 1.980        Broadband PCS
  |                  |                   2.150 - 2.180        Wireless Cable (MMDS)
  |                  |                   2.400 - 2.483        Wireless Local Area Networks
  |                  |                   2.483 - 2.500        Globalstar Satellite to User
  |                  |                   2.500 - 2.690        Wireless Cable (MMDS)
-----                |                   5.091 - 5.250        Globalstar Gateway to Satellite
                     |                   6.875 - 7.055        Globalstar Satellite to Gateway
                     |                   ------------------------------------------------------
                     |                        10.000
                     |                   ------------------------------------------------------
                     |                  12.200 - 12.700       Direct Broadcast Satellite (DBS)
                     |                  14.000 - 14.700       Very Small Aperature Transponder (VSAT)
                     |                  17.300 - 17.700       Direct Broadcast Satellite (DBS)
                     |                  19.400 - 19.600       IRIDIUM Satellite to Gateway
                     |                  23.180 - 23.380       IRIDIUM Satellite Crosslinks
                     |                  27.500 - 28.350       Wireless Cable (LMDS)
                     |                  29.100 - 29.250       Wireless Cable (LMDS)
                     |                  29.100 - 29.300       IRIDIUM Gateway to Satellite
                     |                  37.500 - 40.000       Base Station Communication
                     |                  45.500 - 46.900       Automotive Radar
                     |                  77.000 - 80.000       Automotive Radar
                     |                   ------------------------------------------------------
                     |                      100.000
                                         ------------------------------------------------------


                       Wavelength Spectrum of Opto-Electronic Applications

-----------------------------------------------------------------------------------------------------------------------
 Compound Semiconductors*                Wavelength (nm)                               Application
-----------------------------------------------------------------------------------------------------------------------
 AlGaInP                                     650                   Digital Versatile Disc (DVD) ROM
 AlGaAs                                      750 - 950             Compact Disc Players
 AlGaAs                                      750 - 950             High Speed Laser Printing
 AlGaAs                                      780                   Read / Write Optical Storage
 AlGaAs                                      785                   Pump for Solid State Laser for LIDAR Sensing
 AlGaAs                                      808                   Pump Solid State Laser for Industrial Uses
 InGaAs                                      980                   Fiber Optic Amplifiers
 InGaAsP (on InP)                            1300, 1550            Fiber Optic Communication
-----------------------------------------------------------------------------------------------------------------------

* Only compound semiconductors can be utilized in this wavelength spectrum.

MBE Technology

     MBE is an epitaxial crystal growth process by which thin layers of semiconductor materials are grown on top of a crystal material called the substrate. Thickness of these epitaxial layers is measured on the atomic level. Although the substrate is generally GaAs, other compound semiconductors formed from elements in each of columns III and V of the periodic table (such as AlGaAs, InGaAs, InAlAs, InSb and InP) may be utilized as epitaxial layers. The epitaxial growth may consist of multiple layers consisting of one or more of these compounds. Since the substrate is typically non-conducting, the epitaxial layers determine the electrical characteristics of the device. The thicknesses and compositions of these layers are determined by the type of device to be constructed from the epitaxial layers.

     The MBE process takes place in an ultra-high vacuum where the various column III and V elements are thermally evaporated onto the substrate. Because the substrate is heated during the growth process, there is sufficient kinetic energy for the atoms to arrange themselves in a single crystal structure replicating that of the starting substrate material. As shown in the diagram below, the source materials such as gallium, aluminum, indium and arsenic are placed in high purity crucibles which are resistively heated causing them to evaporate. These evaporating source materials create a molecular beam depositing epitaxial layers on the substrate.


===============================================================================


                             Multi-Wafer MBE System

                   [GRAPHIC DEPICTING MULTI-WAFER MBE SYSTEM]

MBE Wafer Growth Process       Growth Chamber     Input/Output Chamber
                            (Ultra-high vacuum)


GaAs Substrate

                            Rotation Mechanism
                                                              Entry/Exit
                                                              Load Locks
            Epitaxial
            Layers            Water Platen
Shutter





===============================================================================

     The wafers are rotated during the growth procedure to ensure optimal uniformity of epitaxial thickness. Precise control over the growth process is achieved by placing mechanical, computer operated, shutters between the source material and substrate. Closing the shutter stops the molecular beam from reaching the substrate which results in abrupt transitions between layers of different material compositions. This is an important advantage of MBE compared to other epitaxial techniques because many of the current high performance device designs require thin atomic layers with abrupt transitions.

     The actual elemental composition and thickness of the various epitaxial layers vary according to the device type and end-use application. The sequencing of shutter positions and the temperatures of the crucibles are controlled via computer with each customer wafer type having its own individual specifications. Once a customer's specifications have been entered into the computer, the process may be replicated for subsequent orders.

   The key advantages of the MBE process are:


       Precise Control. The high level of process control provides the ability to grow different compositions in atomic layers and maintain uniformity across the wafer. The ability to produce abrupt transitions between layers of different compound materials is essential to produce the electronic results desired by manufacturers of state-of-the-art semiconductors and integrated circuits used in high performance applications.


       Uniformity of Layers. The MBE process is able to produce material uniformities on a wafer which the Company believes offers superior manufacturing efficiencies for compound semiconductor device manufacturers. This has allowed customers to achieve higher yields of finished devices from each wafer.


       Monitoring Mechanisms. The ultra-high vacuum environment allows for a number of electronic probes to be used in the production process. As a result, both the chemical and structural properties of the epitaxial layers can be monitored, both before and during the growth cycle. This provides a highly accurate process and quality control mechanism that is monitored throughout the growing cycle.


       Manufacturing Flexibility. The super-cooled wafer growing environment utilized in MBE speeds removal of chemical contamination upon completion of a growing cycle, thereby decreasing the amount of time between growing cycles. This allows the MBE process to rapidly shift between varied customer orders with minimal set-up time.


     Once the MBE layers have been grown, they are evaluated to ensure compliance with customer specifications. The Company has actively developed a series of non-destructive techniques to measure layer thickness and elemental composition as a part of its quality assurance program. These techniques include high resolution x-ray diffraction, photoluminescence and non-contacting resistivity measurements. The Company believes that it is more effective to perform these measurements prior to shipping thereby affording the customer greater manufacturing efficiencies and yields.


     Other methods of producing compound semiconductor wafers include ion implantation and metal organic chemical vapor deposition ("MOCVD"). With ion implantation, silicon (a dopant which promotes conductivity) is injected into the GaAs substrate. Because no additional crystal growth is involved, ion implantation is limited to GaAs (no additional elements) and wafers with multiple layers of different compounds cannot be produced. An epitaxial process affords greater flexibility regarding the distribution of the dopant. Ion implantation GaAs wafers do not have the performance characteristics of MBE wafers and are not being used for applications requiring higher frequency, a high degree of linearity or power added efficiencies. In MOCVD, the source materials are transported to the substrate in a viscous gas which flows over the wafer as opposed to molecular beams. Since the MOCVD process is dependent on adjustments of gas flow, it limits the ability to realize abrupt transitions desirable for high performance electronic applications.



     During the past four years, the demand for MBE compound semiconductors has grown rapidly, while capacity, with the associated high capital costs, long lead time to acquire and install MBE equipment and shortage of technically experienced personnel, has been lagging. Some device manufacturers have no in-house (captive) research and development or production capacity. Others produce wafers for research and development purposes but do not have any in-house production capacity. Finally, some captive suppliers have in-house production capacity but either cannot produce a sufficient volume of MBE wafers to meet their demands or desire a second source supplier. Merchant suppliers such as the Company provide MBE wafers to meet the varying needs of each type of compound semiconductor device manufacturer.



QED Solution



     The Company, with its expertise in the design and development of compound semiconductor materials, MBE production process experience, and high volume wafer production capacity, provides semiconductor device manufacturers with high performance compound semiconductor wafers that enable the technology of some of today's fastest growing commercial applications. The Company believes that its MBE production process allows for the precise control, uniformity and high quality which is essential to produce the electronic results required of semiconductors and integrated circuits used in high performance radio frequency, microwave and opto-electronic applications. In addition, the Company's MBE process offers manufacturing flexibility allowing the Company to produce wafers in production volumes and rapidly shift between customer orders with minimal set-up time.

     In the case of a device manufacturer that lacks an internal MBE capability, the Company utilizes its technical expertise to provide support to the manufacturer for joint development of the customized MBE wafers. As the market for the manufacturer's device matures, initial development wafer quantities progress to higher levels of production. The initial co-development stages are critical due to the fact that the manufacturer's process is designed around the characteristics of the material supplied by the Company. In the case of a manufacturer that only produces wafers for its research and development effort, the Company works closely with the manufacturer's research and development team to transition its volume production to the Company. This allows the manufacturer to focus on its core competency, product development. In the case of a manufacturer that has in-house production capacity, opportunities arise as the manufacturer looks to supplement wafer production with wafers that duplicate the characteristics of those being supplied internally.


     The Company believes that its experience, technical expertise, high quality compound semiconductor wafer products, customer relationships and high volume production capacity, position it to be a sole or second source of compound semiconductor wafers.



QED Strategy

     The Company's goal is to become the leading supplier of compound semiconductor materials to the semiconductor device manufacturing industry. The key elements of the Company's strategy include:


     Focus on High Volume Commercial Markets. The Company focuses on high volume commercial markets such as wireless communications, fiber optic communications, computers and consumer and automotive electronics. To meet the compound semiconductor wafer requirements for these large rapidly growing markets, the Company will continue to invest in MBE production equipment and add technical support personnel. In addition, by increasing production capacity and focusing its production on higher volume quantities, the Company believes that it can reduce its cost per wafer and thereby accelerate the adoption of MBE wafers in existing and new high volume markets.


     Maintain Technological Leadership. Based upon the MBE wafer design and production experience of the Company's founders and management, many of whom have worked in the MBE field since its inception, and the technical proficiency of its staff, the Company continually seeks to maintain its technological leadership through the design and development of new technologies, products and refinement of its processes, and is expanding its epitaxial growth capabilities with the expectation of offering additional products. The Company also selectively pursues contract research programs to help fund the development of new technical capabilities and products. In addition, to further increase production efficiencies and reduce unit costs, the Company is actively consulting with MBE equipment suppliers to develop the next generation of MBE equipment.

     Maintain Customer Relationships and Ensure Quality Performance. The Company seeks to develop multi-level working relationships during the early stages of the product development cycle with industry leaders in each target market. This strategy allows the Company to become an integral participant in the customers' device manufacturing process and make the Company's expertise a critical step of the design process. In an effort to maintain its customer relationships, the Company is committed to quality to satisfy its customers' evolving requirements and expectations. The Company's quality assurance program includes wafer evaluation using non-destructive measurement techniques and the incorporation of customers' quality assurance techniques and specifications to ensure that the Company maintains the consistent delivery of high quality products.


     Continue to Penetrate Captive Market. The Company believes that it can increase its market share and broaden its customer base by further penetrating the captive MBE wafer market. The Company estimates that approximately two-thirds of GaAs based epitaxial wafers are manufactured by captive (in-house/vertically integrated) suppliers and the balance are manufactured by merchant suppliers. Due to the significant costs of developing and maintaining a captive MBE production capacity, the Company believes that manufacturers utilizing MBE wafers will increasingly rely on outsourcing for technical expertise to aid in development, to fulfill production requirements and to provide consistent quality at a low cost, each of which can be provided by the Company.

Products


     Current Products. The Company is a leading producer of GaAs based epitaxial wafers to the semiconductor device manufacturing industry. GaAs based epitaxial wafers are used to produce discrete devices and integrated circuits that enable radio frequency and microwave frequency products to achieve the performance characteristics that are either necessary or desirable for many of today's commercial and military applications. The Company designs, develops and manufactures GaAs based epitaxial wafers to its customers' specifications utilizing MBE. GaAs based MBE devices offer significant performance advantages compared to both conventional silicon based devices and GaAs based devices fabricated from wafers produced by non-MBE processes, including: (i) greater capacity to transmit and receive high frequencies, which permits handling of broader bandwidths, (ii) reduced distortion, which reduces interference and allows for more efficient use of the available bandwidth, (iii) enhanced sensitivity, which provides greater amplification, and (iv) greater power efficiencies, which allows for longer battery life, the use of smaller batteries or lower voltages.


     According to published industry estimates, the market for GaAs based epitaxial wafers in the electronics market segment is expected to grow from approximately $72.5 million in 1996 to $178.8 million in 2000. This is occurring for several reasons: (i) technological applications utilizing GaAs based epitaxial wafers are continuing to expand from the military to the commercial arena; (ii) commercial demand for product performance is growing for devices that can only be made from GaAs based epitaxial wafers; and (iii) the development and installation of multi-wafer MBE production systems have resulted in price reductions for epitaxial materials, enhancing the price/performance ratios achieved by users of GaAs based epitaxial wafers.



     GaAs based epitaxial wafers are currently used in many segments of the wireless communications markets, including high performance power and switch devices for cellular phone handsets, uplink/downlink, transmit/receive functions in satellite based telecommunications systems and for power devices for PCS systems. Although other wafer materials and production methods can sometimes be utilized to produce devices for such applications, the Company believes that GaAs epitaxial wafers provide superior performance characteristics in such products.

                     QED Products and End-Use Applications

-------------------------------------------------------------------------------
QED MBE Wafers           Customer Products            End-Use Applications
-------------------------------------------------------------------------------

                              HBTs             Cellular/PCS
                              HEMTs            Direct Broadcast Satellite TV
                              MESFETs          Global Satellite Communications

                             --------------------------------------------------
GaAs

AlGaAs                        Lasers           Fiber Communications
                              Detectors        Optical Storage
InGaAs                                         Sensing

InSb                         --------------------------------------------------

                                               Automotive Engine Controls
                              MR Sensors       Anti-Lock Braking
                                               Brushless Motors
-------------------------------------------------------------------------------

     As technology continues to develop, the Company and its customers are exploring the use of other combinations and layers of column III and V elements in their advanced devices. Although a significant portion of the Company's product revenue is from GaAs based MBE wafers, the Company has applied its MBE expertise to produce other column III and V based MBE wafers.

     Products in Development. The Company is currently developing MBE wafers for opto-electronic devices such as diode lasers and believes that MBE offers many advantages over MOCVD technology which currently is being used to produce such products. The enhanced uniformity and greater growth control as well as the ability to offer larger wafer diameters provides significant advantages to the opto-electronic device manufacturers. The Company has supplied MBE wafers which have been successfully processed into solid state diode lasers to be used for fiber optic communications. Though such wafers are currently being produced in developmental quantities, the Company expects to progress to higher levels of production in the future.


     The Company also has developed through internal research and development the ability to manufacture epitaxial layers containing phosphorous, which is advantageous for several electronic and opto-electronic device types. The Company also is negotiating a Cooperative Research and Development Agreement with Wright Patterson Air Force Base to jointly develop compound semiconductor technologies using antimony which increases the performance of sensors and allows lasers to operate at longer wavelengths.


     Additionally, the Company is currently funded by the United States Air Force to develop carbon doping for use with heterojunction bipolar transistors
(HBTs) and has developed in conjunction with Pennsylvania State University and M/A-COM a gaseous source of carbon for MBE. The United States Air Force has committed approximately $750,000 over a two-year period to support this project. The Company has successfully produced prototypes which are currently undergoing reliability testing. The Company believes this technology will enable it to compete in the device market currently dominated by MOCVD.



Research and Development



     The Company selectively pursues contract research programs funded by third parties to help support the development of new technical capabilities and products. These programs have been selected to complement and enhance the Company's long-term development strategy under conditions that permit the Company to retain the technology it develops. During the years ended 1994, 1995 and 1996, and for the nine month period ended September 30, 1997, third-party contract revenue was $404,000, 609,000, $590,000 and $603,000, or approximately 11%, 12%, 9% and 9%, respectively, of the Company's total revenues. As an outgrowth of this strategy, the Company is currently performing under three Phase II and two Phase I SBIR contracts which provide government funding for leading-edge technology development. The Company retains the right to all technology developed under the SBIR contracts, subject to the federal government's right to the royalty free use of such technology in non-commercial applications and, after four years from the date of development, the federal government's right to license such technology to third parties in connection with a valid federal government program. In addition to third-party research and development, the Company also supports internally funded projects. Such internal research and development projects are aimed at process improvements leading to greater throughput, higher quality products, better manufacturing yield, increased production uptime and new product development.




Sales and Marketing



     The Company markets its products worldwide through direct sales and sales representatives. Its efforts are directed toward high volume suppliers of radio frequency and microwave devices. Unlike non-epitaxial wafers which, in many instances, are mass produced based on industry standards, GaAs based epitaxial wafers are manufactured to customized design and composition specifications based on a specific customer's device requirements. The Company supports its customers with technically proficient sales personnel and representatives and skilled engineers. The Company is an integral part of its customer's design and development effort.



     The sales cycles for a new customer or application require as long as six to twelve months for initial development of the epitaxial wafer and device designs to be finalized and longer for the wafer production volumes to become significant. The initial contact is often with a device manufacturer's design and development or production group. Initially, the Company engages in a specification review during which the Company's engineers offer suggestions or modifications regarding the wafer design. If this phase is successful, the customer may place a "qualification order" of wafer samples for performance evaluation. The Company continues to assist the customer to refine the technical specifications of the wafers. After acceptance of the initial wafers, several iterative lots of wafers are supplied to fully adjust the characteristics of the Company's wafers to the customers' device fabrication process. During this phase, the customer typically invests resources to create a manufacturing process which will utilize the Company's wafers. Once the customer's process is determined to be stable, a production order is issued. The Company also has the ability to shorten this cycle to three to six months when it is engaged as a second source for a customer's well established product. The Company believes that this sales process and ongoing customer interaction assist in the development of long-term customer relationships and facilitate preferred supplier status.

     The Company has five employees dedicated to marketing and sales (not including the engineering staff involved in the sales qualification cycle). Additionally, the Company's Chief Executive Officer devotes a significant amount of time developing and maintaining relations with customers.

     The Company has had relationships with most of its manufacturer's representative firms for sales and service since its inception. The Company has sales representatives in France, Germany, Italy, Japan, South Korea, Sweden, Taiwan and the United Kingdom.

     To further promote the Company's expertise and manufacturing capabilities, the Company's personnel actively participate in trade shows. Its employees also speak at technical conferences, publish technical research and collaborate with customers on published research and development projects.


Customers


     The Company's customers represent many industries including semiconductor manufacturers, microwave component suppliers, electronics systems integrators, computer manufacturers, defense contractors, research and development laboratories and consumer electronics manufacturers. The Company's customers include:



       Alpha Industries     NASA's Jet Propulsion Laboratory
       ANADIGICS            NEC
       General Motors       Northrop Grumman
       Hughes Aircraft      Raytheon
       Lockheed Martin      Texas Instruments
       M/A-COM              TriQuint
       Motorola             Watkins Johnson


The United States government is also a significant customer, as it sponsors research and development projects through the SBIR program.

     For the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, three customers accounted for approximately 52%, 63% and 55%, respectively, and the ten largest customers accounted for approximately 85%, 88% and 81%, respectively, of the Company's total revenues in each such period. Generally, the Company does not have long-term or other non-cancelable commitments from its customers and usually sells products pursuant to customer purchase orders. The loss of certain of these customers could have a material adverse effect on the Company. See "Risk Factors--Substantial Reliance on Key Customers."

     International sales in 1995, 1996, and for the nine months ended September 30, 1997, were 11%, 7% and 6%, respectively, of total revenues in those periods.



Competition


     The market for the Company's products is highly competitive. In connection with the production of MBE wafers for the high performance discrete semiconductor and integrated circuit market where performance requirements of the end product generally dictate that the MBE process be utilized, the Company competes with captive producers, which are generally well-established domestic and foreign companies and other merchant suppliers. Many of the semiconductor manufacturers have some internal capacity to produce MBE wafers. Some of these manufacturers have substantial in-house capacity and use the Company as a second source for GaAs MBE wafers. Other semiconductor manufacturers only have captive capacity on a research and development basis. The Company also competes with other merchant suppliers, some of which possess greater financial, marketing, personnel and other resources than the Company, and have established reputations for success in the production and sale of MBE wafers. Picogiga (France), MBE Technology (Singapore) and Sumitomo Electric Industries (Japan) are the Company's primary MBE merchant competitors.

     The Company's primary non-MBE competitors include merchant suppliers of GaAs MOCVD wafers such as Kopin Corporation (U.S.), Advanced Technology Materials (U.S.), Furukawa Electric (Japan), Hitachi Cable (Japan), and Epitaxial Products International (U.K.). While the market for MOCVD wafers has been segmented from that serviced by MBE, the Company expects more future overlap as it expands its product offerings to cover HBTs, lasers and sensors.

     Another level of competition comes from competing technologies not relying on GaAs epitaxy which provide lower performance characteristics such as ion implantation. While these technologies offer cost advantages as compared with MBE, the Company believes that it will become more competitive in these lower performance markets as technological developments reduce MBE manufacturing costs. See "Risk Factors Adoption of MBE Technology" and "--Competition."


Quality Assurance

     The Company is committed to quality to satisfy its customers' evolving requirements and expectations. As the Company has grown, it has instituted a formal quality assurance program, including wafer evaluation using non-destructive measurement techniques and the incorporation of customers' quality assurance techniques and specifications, to ensure that it maintains the consistent delivery of high quality products. In preparation for its ISO certification, the Company has documented and is auditing its procedures. The Company expects to make formal application for ISO 9002 certification during the first quarter of 1998.

     As the MBE wafer industry matures, customers increasingly require consistency in delivered product. In order to ensure that quality and consistency are provided on an individual customer basis, the Company coordinates with its customers' quality assurance programs to ensure that all requirements and expectations are understood prior to order execution. In general, in order to qualify as a preferred supplier to many of the Company's customers, the Company's quality assurance procedures are subject to audit by such customers. These quality assurance procedures include statistical process control for both MBE wafers and the equipment that is used to monitor and verify exact specifications of the MBE wafers. The combination of these characterization tools, their implementation and the interpretation of the data from such process controls is unique to the Company. The Company believes that the ability to implement its quality assurance program on a consistent basis is a significant competitive advantage.

     As part of its quality assurance program, the Company has implemented a Process Ready Epitaxial Wafer program. This program incorporates customers' incoming quality assurance procedures and practices into the Company's standard quality control process, so that the Company is able to ship wafers that meet predetermined specifications and require no further analysis and testing by the customer.


Raw Materials and Suppliers


     The Company purchases the substrate upon which it grows epitaxial layers from third party suppliers. These substrates are the Company's principal raw material. There are a limited number of GaAs substrate suppliers in the world. Although the Company has never experienced any unavailability of substrates, the limited number of suppliers suggests a potential risk of shortage and/or price increase. In addition, a single entity has gained significant control over commercial sources of gallium and, as a result, substrate price increases and supply shortages may occur. The Company's other raw materials, such as aluminum, arsenic, silicon and indium are available from multiple sources. See "Risk Factors--Dependence on Key Materials."



Backlog

     The Company includes in product revenue backlog only those customer orders which have been accepted by the Company and for which shipment is expected within four months. Also included in backlog are orders by customers who have made a commitment to accept delivery of wafers shipped (subject to certain limitations) before the end of the year. As of September 30, 1997, the Company's product revenue backlog was approximately $1.3 million. This is compared with backlog of approximately $1.4 million at September 30, 1996. Recent history demonstrates that the Company's backlog seldom exceeds one and one-half months production. Backlog can fluctuate greatly based upon, among other matters, the timing of orders. Therefore, variations in backlog may not represent a fair indication of future business trends.


     Some purchase orders from the Company's customers provide for cancellation without penalty, reduction in size, and/or rescheduling delivery dates, all at the option of the customer. The Company has experienced, and may continue to experience, cancellation, reduction and rescheduled delivery of orders in its backlog.



Facilities and Equipment



     The Company's executive offices, production facilities and research and development facilities are situated in one leased building in Bethlehem, Pennsylvania. In 1996, the Company expanded its facility from approximately 10,000 to 20,000 square feet to provide manufacturing space adequate for several additional multi-wafer MBE systems and associated test and measurement equipment, and additional office space for general corporate functions. The Company expects these facilities will be sufficient to satisfy its requirements through 1999. In addition, in 1997, the Company leased approximately 6,500 square feet of undeveloped space adjacent to the present facility, and secured options on approximately 13,500 square feet of space that is currently under lease to others, a portion of which will be available in 1998, if additional space is required.


     The Company owns and operates four V.G. Semicon V-100 MBE systems which are capable of simultaneously producing 12 two-inch wafers, five three-inch wafers, three four-inch wafers or one six-inch wafer. The next generation of MBE equipment has been designed and will have the capability of producing nine four-inch wafers or four six-inch wafers. The Company expects the first of this new generation system to be available during the fourth quarter of 1998. Approximately $8.0 million of the proceeds from the Offering will be utilized for the acquisition of additional manufacturing capacity in 1998 and 1999. See "Use of Proceeds."


     In addition, the Company currently operates two Varian GEN II Modular MBE systems which are capable of producing a single three-inch wafer. One of these systems is dedicated to support the Company's research and development efforts, and the other system produces small quantity orders required by customers in connection with their device development efforts.

                              MBE Systems Timeline
--------------------------------------------------------------------------------
MBE Systems             1989  1990  1991  1992  1993  1994  1995  1996  1997
--------------------------------------------------------------------------------
Single-wafer #1        O--Q-----------------------------------------------------
Single-wafer #2               O------Q------------------------------------------
Multi-wafer #1                                   O----Q-------------------------
Multi-wafer #2                                               O-----Q------------
Multi-wafer #3                                               O------Q-----------
Multi-wafer #4                                                      O---Q-------
--------------------------------------------------------------------------------

O - Ordered
Q - Qualified for production


Proprietary Information



     The Company believes that the success of its business depends primarily on its proprietary technology, information, processes and know-how, rather than on patents, trademarks and copyrights. Nevertheless, the Company will attempt to protect its intellectual property rights with respect to its products and manufacturing processes through copyrights and trademarks, when appropriate. The Company also relies upon trade secret protection for its confidential and proprietary information. The Company routinely enters into confidentiality and non-competition agreements with its employees, consultants and others, including certain customers, who may gain access to such confidential and proprietary information.

     The Company has trademark applications pending for its name, the acronym "QED" and the logo of the Company.


Environmental Regulation

     Federal, state and local regulations impose various environmental controls on the types of chemicals used in the Company's manufacturing processes and other development activities. However, the Company is largely unregulated at present, generally due to the small volume of hazardous materials handled or hazardous wastes generated. While the Company has not experienced any material adverse effects on its operations from government regulations, there can be no assurance that changes in such regulations or changes in the Company's manufacturing processes and other development activities, including an expansion thereof, will not impose the need for additional capital equipment or other requirements. Any failure of the Company to adequately restrict the discharge of regulated substances could subject it to future liabilities. See "Risk Factors--Environmental Regulations."


Employees

     As of September 30, 1997, the Company had 48 full-time employees. Thirty-five employees are in production, four are in research and development, five are in sales, marketing and customer support, and four are in administration. Of the Company's employees, 12 hold advanced degrees including five employees with PhDs. The Company's ability to attract and retain qualified personnel is essential to its continued success. The Company requires that all new employees execute confidentiality and non-compete agreements as a condition of employment by the Company. None of the Company's employees is represented by a collective bargaining agreement, and the Company has never experienced any work stoppage or slowdown. The Company considers its relations with its employees to be good.


Legal Proceedings

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                                  MANAGEMENT


Directors and Executive Officers

     The names, ages and positions of the executive officers and directors of the Company are as follows:




                                                                                          Year of Expiration
Name                                     Age    Position                                  of Term as Director
----                                    -----   --------                                  --------------------
Thomas L. Hierl    ..................    45     Chairman of the Board of Directors,              2000
                                                President and Chief Executive Officer
William J. Burg    ..................    56     Vice President Finance, Chief                    N/A
                                                Financial Officer and Secretary
William H. Weisbecker    ............    34     Vice President Sales and Marketing               N/A
Scott T. Massie    ..................    36     Vice President Operations                        N/A
James C. M. Hwang, Ph.D.(1)    ......    49     Director                                         2000
Gregory H. Olsen, Ph.D.(1)(2)  ......    52     Director                                         1999
Michael G. Bolton(1)(2)  ............    54     Director                                         1999
Stephen N. Bretsen(2) ...............    36     Director                                         1998


------------
(1) Member of Audit Committee
(2) Member of Compensation Committee


     Thomas L. Hierl has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its founding in 1988. From 1986 to 1988, Mr. Hierl was Manager of Semiconductor Materials for GAIN Electronics, a manufacturer of GaAs integrated circuits, where he established the first domestic source of MBE wafers for the merchant market. Mr. Hierl has over 20 years of experience in the GaAs semiconductor industry and was Senior Engineer at Varian Associates Corporation, a manufacturer of MBE equipment. Mr. Hierl holds a B.S. and an M.S. in Electrical Engineering from Cornell University.


     William J. Burg has served as Vice President Finance and Chief Financial Officer of the Company since 1996 and Secretary since 1997. From 1994 through 1995, Mr. Burg was employed as Chief Financial Officer by Mattei & Associates, a private underwriter of property and casualty insurance. From 1988 until 1994, Mr. Burg was employed as Chief Executive Officer and Chief Financial Officer of Advanced Composites Inc., a private manufacturer and distributor of composite materials for the anti-corrosion industry. Mr. Burg holds a B.A. in Economics and an M.B.A. from the University of Washington.


     William H. Weisbecker has served as Vice President Sales and Marketing of the Company since its founding in 1988. During 1988, Mr. Weisbecker was employed as the Manager of Material Sales for GAIN Electronics. From 1985 to 1987, Mr. Weisbecker was employed as a sales engineer for the Compound Semiconductor Division of Sumitomo Electric Industries, a manufacturer of compound semiconductor materials. Mr. Weisbecker has 12 years experience in compound semiconductor materials sales and holds a B.S. in Physics from Wagner College.


     Scott T. Massie has served as Vice President Operations of the Company since January 1996 and was Director of Contract Research from 1993 through 1995. Mr. Massie is currently responsible for manufacturing and contract research and has been responsible for obtaining a number of government funded development programs. Mr. Massie has over eight years of experience with the growth and characterization of MBE materials. Mr. Massie holds a B.S. in Mathematics and a B.S. and an M.S. in Physics from Virginia Polytechnic Institute and State University. Mr. Massie has completed his doctoral studies in Physics and is a candidate for Ph.D. at Virginia Polytechnic Institute and State University.


     James C.M. Hwang, Ph.D. has served as a director of the Company since its founding. Dr. Hwang has been Professor of Electrical Engineering and Director of the Compound Semiconductor Technology Laboratory at Lehigh University since 1988. Dr. Hwang was selected for the Fellow Award in 1994 by the Institute of Electrical and Electronic Engineers for his contributions to the development of MBE manufacturing and heterojunction semiconductor materials and devices. Dr. Hwang holds a B.S. in Physics from the National Taiwan University and an M.S. and Ph.D. in Materials Science from Cornell University.

     Gregory H. Olsen, Ph.D. has served as a director of the Company since 1992. Dr. Olsen is President and the founder of Sensors Unlimited, Inc., a high technology manufacturer of infrared detector arrays, cameras and diode lasers. Dr. Olsen also founded EPITAXX, Inc., a manufacturer of opto-electronic components, in 1983 after 10 years with RCA Labs. Dr. Olsen also serves on the Advisory Board of Electron Transfer Technology, a Princeton, New Jersey based manufacturer of on-site arsine generators for the GaAs epitaxy industry. Dr. Olsen holds a B.S. in Engineering and an M.S. in Physics from Fairleigh Dickinson University, and a Ph.D. in Material Science from the University of Virginia.

     Michael G. Bolton has served as a director of the Company since 1989. Mr. Bolton is a Managing Director of Safeguard Scientifics, Inc. and serves on the boards of Technology Systems Corporation, Competitive Technologies, Inc. and NEPA Venture Funds, Inc. Prior to joining Safeguard Scientifics, Mr. Bolton served Lehigh University in various technology transfer, entrepreneurial assistance, fund raising and public relations positions. Mr. Bolton holds a B.S. in Economics and an M.B.A. from Lehigh University.

     Stephen N. Bretsen has served as a director of the Company since 1997. Since 1996, Mr. Bretsen has been Director of Corporate Development for AMP Incorporated, a global manufacturer of electrical and electronic connection devices headquartered in Harrisburg, Pennsylvania, and is responsible for all merger, acquisition and equity investment activity for AMP Incorporated in the Americas and the Asia/Pacific region. From 1989 to 1996, Mr. Bretsen was an attorney in AMP Incorporated's Legal Department. Mr. Bretsen holds a B.A. in Government from the College of William and Mary and a J.D. from the University of Colorado.



Classified Board of Directors



     The Board of Directors of the Company consists of five persons divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the Company's shareholders. The classified Board of Directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the shareholders at the next annual meeting of shareholders whether or not such director's term expires at such annual meeting. See "Risk Factors-- Anti-takeover Effect of Certain Provisions of the Company's Articles of Incorporation and Pennsylvania Law."

Director Compensation



     Upon completion of this Offering, each director who is not also an employee of the Company will be eligible to receive a one-time grant of an option to purchase 1,000 shares of Common Stock. Thereafter, on each date on which the Company holds its annual meeting, all non-employee directors elected at such meeting will be eligible to receive a grant of an option to purchase 1,000 shares of Common Stock pursuant to the Company's 1996 Stock Option Plan. In addition, the travel expenses of such Directors related to meetings of the Board of Directors may be reimbursed by the Company. See "--Stock Option Plans."



Committees of the Board


     The Company's Board of Directors has appointed an Audit Committee and a Compensation Committee.


     Audit Committee. The Audit Committee is composed of Dr. Hwang, Dr. Olsen and Mr. Bolton, and is chaired by Dr. Hwang. It was formed in April 1996 and its principal functions include making recommendations to the Board of Directors regarding the annual selection of independent public accountants and review of the recommendations of the independent public accountants as a result of their audit of the Company's financial statements.


     Compensation Committee. The Compensation Committee is composed of Dr. Olsen and Messrs. Bolton and Bretsen and is chaired by Dr. Olsen. It was formed in April 1996 and its principal function is to establish the compensation of the officers of the Company and to administer the Company's stock option plans.

Compensation Committee Interlocks and Insider Participation


     The Compensation Committee of the Company's Board of Directors was formed in April 1996. Dr. Olsen, Mr. Bolton and Mr. Bretsen, who were not at any time during 1996 or at any other time officers or employees of the Company, are the only members of the Compensation Committee. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of another entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.


Executive Compensation


     The following table sets forth certain compensation information with respect to the Company's Chief Executive Officer and the other executive officer of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1996 (the "Named Executive Officers"):


                          Summary Compensation Table




                                              Annual Compensation
                                 ----------------------------------------------
                                                                  Other Annual       All Other
 Name and Principal Position      Year      Salary      Bonus     Compensation     Compensation(1)
------------------------------   ------   ----------   -------   --------------   ----------------
Thomas L. Hierl   ............    1996    $150,000       --       $      --             $84
 President and Chief Executive
 Officer
William H. Weisbecker   ......    1996     110,000       --           9,143(2)           84
 Vice President Sales and
 Marketing


------------
(1) Reflects life insurance premium of $84 paid in connection with the Company's group life insurance plan.

(2) Reflects commissions paid in 1996.


Stock Option Plans



     1996 Stock Option Plan. The Company adopted the Quantum Epitaxial Designs, Inc. 1996 Stock Option Plan (as amended, the "1996 Stock Option Plan") which provides for the grant of stock options to purchase up to an aggregate of 320,000 shares of the Company's Common Stock to employees, directors and consultants of the Company. The Company believes that the 1996 Stock Option Plan is an important incentive in attracting, maintaining and motivating employees, directors and consultants of the Company. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The persons eligible to receive discretionary awards of stock options under the 1996 Stock Option Plan are those employees, directors and consultants of the Company selected by the Committee in its discretion from time to time.



     All terms and conditions of discretionary awards of options awarded under the 1996 Stock Option Plan are determined by the Committee, including the selection of participants to whom options will be granted, the number of shares of Common Stock subject to each option, the exercise price of each option, the expiration date of each option (subject to a maximum of ten years from the date of the grant), the vesting schedule and any other material provisions.


     In the event of any stock dividend, stock split, recapitalization, or other similar change affecting the Common Stock, appropriate proportional adjustments will be made in the number of shares reserved for issuance under the 1996 Stock Option Plan, the number of shares subject to outstanding options and the option prices thereof, subject to required action by the shareholders of the Company, if any. The 1996 Stock Option Plan also provides for the ability of the Committee to accelerate or terminate the exercisability of options, and provides discretion to the Committee to take whatever other actions it deems necessary or desirable with respect to all outstanding options upon the occurrence of a "Change of Control," as such term is defined in the 1996 Stock

Option Plan, and a provision for the cancellation of options and a cash payment to the holders of such canceled options upon the occurrence of certain of the events constituting a Change of Control. Options may not be exercised more than ten years after the date of grant (five years after the date of grant with respect to an incentive stock option ("ISO") granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock), and options granted under the 1996 Stock Option Plan are not transferable other than by will or the laws of descent and distribution.


     The Committee has the discretion to award options to participants who are employees as incentive stock options or as non-qualified stock options ("NQSOs"). Options awarded to participants who are not employees are non-qualified stock options. The exercise price of an ISO must be not less than the fair market value of the Company's Common Stock, on the date the option is granted (110% of fair market value with respect to an ISO granted to any person who owns stock of the Company possessing 10% or more of the total voting power of all the Company's stock), and is payable upon the exercise of the option. The exercise price of an NQSO may be less than fair market value. The number of shares covered by ISOs granted to any optionee is limited such that the aggregate fair market value of stock (determined as of the date of the grant) with respect to which ISOs are exercisable for the first time by such optionee in any calendar year shall not exceed a yearly limitation according to the provisions of the Internal Revenue Code of 1986, as amended. Any options in excess of such limits would be treated as NQSOs.



     Subject to forfeiture provisions in the event of termination for cause, as defined in the 1996 Stock Option Plan, if an optionee's employment with the Company is terminated for any other reason other than death or disability, the employee's options terminate three months after the optionee's employment is terminated. If an optionee dies or becomes disabled while employed by the Company, any unexercised option terminates one year after the date of his death or disability. An option may be exercised by a disabled optionee or an optionee whose employment is terminated, or by the executors or administrators of a deceased optionee or any person who acquires the option directly from an optionee by bequest or inheritance, to the extent the option could have been exercised on the date of such disability, termination or death.


     Upon completion of the Offering, non-employee directors will receive NQSOs pursuant to formula grants under the 1996 Stock Option Plan. According to the formula grants, each non-employee director who is a member of the Board of Directors as of the effective date of the 1996 Stock Option Plan will be eligible to receive a grant of a NQSO to purchase 1,000 shares of Common Stock at a price equal to the initial public offering price in the Offering. Thereafter, on each date on which the Company holds its annual meeting of shareholders, each non-employee director elected at such annual meeting will be eligible to receive a grant of a NQSO to purchase 1,000 shares of Common Stock at an exercise price equal to the closing price per share on the Nasdaq National Market on the date of grant. The term of each such option shall be ten years and each such option shall be fully and immediately exercisable upon the date of grant, subject to forfeiture upon a finding that the optionee has engaged in activity that would be grounds for termination for cause if the optionee were an employee.


     As of the date hereof, options to purchase 153,000 shares of Common Stock are outstanding under the 1996 Stock Option Plan with an exercise price of $1.75 per share. These options, which were granted in July 1997, vest ratably and annually over four years; however, the Company's Board of Directors has approved an acceleration of the vesting upon closing of the Offering. The Company recorded deferred compensation of $972,000 in connection with these options and $113,000 was amortized to expense in the third quarter of 1997. The remaining deferred compensation charge will be expensed as the options vest, with the remaining charge expensed upon acceleration of the vesting of the options upon completion of the Offering. In October 1997, the Company's Board of Directors approved the grant of options to purchase 25,000 shares of Common Stock at an exercise price equal to the per share initial public offering price.

     Employee Non-Qualified Stock Option Plan. In 1991, the Company adopted the Quantum Epitaxial Designs, Inc. Employee Non-Qualified Stock Option Plan, which has been amended and restated (the "Employee NQSO Plan"). The Employee NQSO Plan permits the grant of NQSOs and is designed to serve as an incentive for retaining qualified and competent key executive employees. All employees of the Company are eligible participants under the Employee NQSO Plan. The Compensation Committee of the Board of Directors administers the Employee NQSO Plan.

     As of the date hereof, options to purchase 260,890 shares of Common Stock are outstanding under the Employee NQSO Plan at a weighted average exercise price of $0.16 per share. An optionee may exercise an option as to twenty percent of the shares on the first anniversary of its grant and an additional 1/48th of such shares monthly thereafter. The options granted under the Employee NQSO Plan, which expire between 1999 and 2006, will continue in effect until exercised, surrendered, canceled or expired. No additional grants will be made under the Employee NQSO Plan. In October 1997, the Company's Board of Directors approved the acceleration of vesting of all options granted under the NQSO Plan upon completion of the Offering.



Simplified Employee Pension/401(k) Plan

     Until December 1996, the Company maintained an informal simplified employee pension plan pursuant to which the Company contributed to individual employee retirement accounts. In December 1996, the Company adopted and executed a 401(k) Profit-Sharing Plan and Trust (the "401(k) Plan" or the "Plan") for the benefit of its employees and their beneficiaries effective January 1, 1997. The 401(k) Plan, which is intended to be qualified under the Internal Revenue Code, is available to all employees of the Corporation employed on or after the effective date of the Plan.

     An employee may elect to defer, within the limits of deferable compensation allowed by law, a certain percentage of his or her salary. For employees who were actively employed on the last day of a Plan year, or who were not actively employed but had a minimum of 500 hours of service, the Company may match the employee contribution or a portion thereof. Additionally, the Plan permits other discretionary contributions by the Company.

     Generally, employees are 100% vested in the amounts contributed to the Plan through salary reductions and Company contributions. Distributions from the Plan are permitted at age 59 1/2 subject to provisions related to death, disability and termination of employment.


Employment Arrangements


     The Company has entered into Agreements with Thomas L. Hierl and William
J. Burg (the "Employee Agreements"). In the event Messrs. Hierl or Burg are terminated for any reason other than such individual's voluntary termination, death, disability or cause (as defined in the Employee Agreements), the Company must pay to such individual, during the 12 month period following the date of such termination, an amount equal to the individual's then annual base salary. In addition, the Employee Agreements contain a confidentiality provision and a restriction on competition while the individual is employed by the Company and for two years thereafter.


     Other than the Employee Agreements and the Company's standard form non-competition and confidentiality agreement which has been executed by substantially all of the Company's employees, the Company does not presently have any employment contracts in effect with the executive officers or other employees of the Company. The Company requires all new employees to execute the non-competition and confidentiality agreement prior to employment.

                             CERTAIN TRANSACTIONS


Convertible and Non-Convertible Notes and Warrants



     In August 1989, the Company issued (i) Convertible Subordinated Promissory Notes to NEPA Venture Fund, L.P. ("NEPA") and James C.M. Hwang, a director of the Company, in the principal amounts of $81,820 and $18,180, respectively (the "Convertible Notes") and (ii) Non-Convertible Subordinated Promissory Notes to NEPA and Dr. Hwang in the principal amounts of $143,180 and $31,820, respectively (the "Non-Convertible Notes"). The Non-Convertible Notes were paid in full in August 1994 under the scheduled repayment terms. The Convertible Notes bear interest at a rate of 8% per annum and is payable quarterly with principal payments commencing in August 1998 and continuing through May 31, 2000 (the "Maturity Date"). The amount outstanding pursuant to these Convertible Notes is convertible into shares of the Company's Class A Preferred Stock at any time prior to the Maturity Date or the date paid in full at a rate of $0.6981 per share. Each share of Class A Preferred Stock of the Corporation outstanding at the time of the Offering automatically converts to ten shares of Common Stock.


     In connection with the issuance of the Convertible Notes, the Company issued to NEPA and Dr. Hwang warrants exercisable to purchase 135,710 and 30,180 shares, respectively, of Common Stock at a price of $0.05811 per share (the "Warrants"). The Warrants may be exercised at any time prior to the date on which the Convertible Note in favor of the Warrant holder has been paid in full. On August 30, 1994, Dr. Hwang exercised the full amount of his Warrant and purchased 30,180 shares of Common Stock.



     NEPA and Dr. Hwang have agreed to convert the outstanding principal under the Convertible Notes immediately prior to the completion of the Offering into shares of the Company's Class A Preferred Stock at the rate of $0.6981 per share, each of which will be immediately converted into ten shares of Common Stock. As of September 30, 1997, $81,820 and $18,180 were outstanding under the Convertible Notes to NEPA and Dr. Hwang, respectively, which will be converted into 1,172,030 and 260,420 shares of Common Stock, respectively. In addition, NEPA has agreed to exercise the full amount of its outstanding NEPA Warrant upon consummation of the Offering.


     In the Offering, NEPA will sell a portion of the shares of Common Stock received upon conversion of the Convertible Notes and exercise of the Warrants and Dr. Hwang will sell a portion of the shares of Common Stock he currently holds. Both NEPA and Dr. Hwang will have certain rights with respect to the registration under the Securities Act for resale to the public of their remaining shares. See "Description of Capital Stock" and "Principal and Selling Shareholders."



     In February 1997, the Company borrowed $2.0 million from AMP Incorporated ("AMP") pursuant to a Note Purchase Agreement (the "AMP Purchase Agreement") and a Convertible Subordinated Note (the "AMP Note"). The AMP Note accrues interest, which is payable quarterly, at a rate of prime plus 1% per annum until the entire principal amount is paid. The AMP Note matures on February 29, 2000 (the "AMP Maturity Date"). The amount outstanding under the AMP Note is convertible into shares of the Company's Class B Preferred Stock at any time prior to the AMP Maturity Date at a rate of $7.41 per share. In connection with the Offering, the AMP Note will automatically convert into shares of Class B Preferred Stock, which will then automatically convert into a total of 269,905 shares of Common Stock. See "Description of Capital Stock."




Tax Agreements


     Prior to the consummation of this Offering, the Company and its current shareholders will enter into tax agreements relating to certain of their respective income tax liabilities. Because the Company will be subject to corporate income taxation after consummation of this Offering, if there were a reallocation of income or deductions between the period during which the Company was treated as an S Corporation ("S years") and the period during which the Company will be subject to corporate income taxation ("C years"), such reallocation may increase the taxable income of one party while decreasing that of another party. Accordingly, the tax agreements require any party thereto whose income is decreased to use reasonable efforts to obtain a refund and to pay the refund to the other party (up to the amount of additional taxes owed by the other party), but any shortfall in corporate or individual taxes (including tax on tax in the case of the current shareholders) will be borne or reimbursed by the Company, as the case may be. Subject to certain limitations, the tax agreements also provide that if the Internal Revenue Service were to determine that the Company owed taxes because it was not an S Corporation for any year prior to the Offering, the current shareholders would use reasonable efforts to obtain a refund of the taxes they paid for any such year, at the Company's expense, and pay such refund to the Company; the Company will pay any amount of corporate taxes due to any taxing authority. If any taxing authority were to determine that additional amounts of tax were due for any S year, the Company will provide the funds to pay the tax (net of any refund and increased on account of any tax on the tax payment) owed by the current shareholders. The Company also will pay reasonable expenses incurred by the current shareholders in connection with the matters described in the tax agreements. Any payment made by the Company to the current shareholders pursuant to the tax agreements will likely be considered by the applicable taxing authority to be nondeductible by the Company for income tax purposes.



Advances to Shareholders


     In early 1996, the Company made advances totaling approximately $140,000 to its shareholders to cover the estimated income tax liabilities attributable on their proportionate share of the Company's taxable income. In 1996 and in 1997 (through the Termination Date), the Company incurred a loss and the shareholders consequently had no tax liability. In connection with the termination of the Company's S Corporation status, the advances to shareholders, including $125,000 to Mr. Hierl and $15,000 to Dr. Hwang, are expected to be repaid by the end of 1997.



Director Option Agreement


     On May 21, 1992, the Company granted to Gregory H. Olsen, a director of the Company, an option to purchase 50,000 shares for an exercise price of $0.153 per share. Dr. Olsen's right to exercise the option was 20% vested at the first anniversary of the date of grant, and vested as to an additional
 1/48th of the shares as of the last day of each month thereafter. Dr. Olsen's option will expire on May 21, 2002, and will continue in effect until exercised, surrendered, canceled or expired.



Future Transactions


     The Company considers that all transactions with affiliates have been made on terms at least as favorable to the Company as could have been made for similar transactions with unrelated third parties. In the future, the Company will not enter into any transactions with its officers, directors or other affiliates unless the terms are as favorable to the Company as those generally available from unaffiliated third parties and the transactions are approved by a majority of disinterested directors.

                      PRINCIPAL AND SELLING SHAREHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at October 1, 1997, assuming the conversion of the Convertible Subordinated Notes and the exercise of the NEPA Warrant, by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director and Named Executive Officer,
(iii) all directors and executive officers as a group, and (iv) the Selling Shareholders, both before and after giving effect to the sale by the Company of 2,250,000 shares of Common Stock in the Offering.





                                              Shares Beneficially                       Shares Beneficially
                                                Owned Prior to                              Owned After
                                                Offering(1)(2)          Number of            Offering(2)
                                            -----------------------    Shares Being    ----------------------
                Names(2)                      Number       Percent       Offered         Number       Percent
-----------------------------------------   -----------   ---------   --------------   -----------   --------
Thomas L. Hierl(3)(4)  ..................   1,398,210       40.8%             --       1,398,210      24.6%
NEPA Venture Fund, L.P.(3)(5)   .........   1,307,740       38.2         204,546       1,103,194      19.4
James C. M. Hwang, Ph.D.(3)(6)(7)  ......     445,890       13.0          45,454         401,436       7.1
AMP Incorporated(3)(8) ..................     269,905        7.9              --         269,905       4.8
Gregory H. Olsen, Ph.D.(7)(9)   .........      50,000        1.4              --          51,000        *
Michael G. Bolton(7)   ..................          --         --              --           1,000        *
Stephen N. Bretsen  .....................          --         --              --              --        *
William H. Weisbecker(10) ...............     165,890        4.6              --         165,890       2.8
All executive officers and directors as
 a group (8 persons)(11)  ...............   2,079,364       56.8          45,454       2,067,536      34.8


------------
*  Represents less than 1% of the outstanding shares of Common Stock.

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). Unless otherwise noted, each shareholder possesses sole voting and investment power. A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.


(2) Based on 3,423,415 shares outstanding prior to the Offering and 5,673,415 shares outstanding after the Offering, except that shares underlying options exercisable within 60 days of October 1, 1997 are deemed to be outstanding for purposes of calculating the number of shares beneficially owned and percentages owned by the holder of such options.

(3) The address of Mr. Hierl and Dr. Hwang is: c/o Quantum Epitaxial Designs, Inc., 119 Technology Drive, Bethlehem, Pennsylvania 18015. The address of NEPA Venture Fund, L.P. is 125 Goodman Drive, Bethlehem, Pennsylvania 18015. The address of AMP Incorporated is M.S. 176-34, P.O. Box 3608, Harrisburg, Pennsylvania 17105.


(4) Includes 500,000 shares of Common Stock held in a grantor's trust of which Mr. Hierl is both the trustee and beneficiary. Includes 135,000 shares of Common Stock held in several trusts for the benefit of Mr. Hierl's children.


(5) Includes 1,172,030 shares of Common Stock issuable upon conversion of a convertible subordinated note payable and 135,710 shares issuable upon exercise of a warrant, both immediately prior to consummation of the Offering.

(6) Includes 260,420 shares of Common Stock issuable upon conversion of a convertible subordinated note payable immediately prior to consummation of the Offering.

(7) Shares beneficially owned after Offering includes 1,000 shares of Common Stock issuable upon exercise of stock options to be issued upon consummation of the Offering and exercisable immediately.

(8) Includes 269,905 shares of Common Stock issuable upon conversion of a convertible subordinated note payable immediately prior to consummation of the Offering.

(9) Includes 50,000 shares of Common Stock issuable upon exercise of stock options granted by the Company which are currently exercisable.

(10) Includes 165,890 shares of Common Stock issuable upon exercise of stock options granted by the Company which are currently exercisable.


(11) Includes 235,264 shares of Common Stock prior to the Offering and 268,890 shares of Common Stock after the Offering issuable upon exercise of stock options granted by the Company which are exercisable within 60 days of October 1, 1997.

                         DESCRIPTION OF CAPITAL STOCK



Capital Stock


     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $0.001 per share, and 5,420,000 shares of Preferred Stock, par value $0.01 per share.


Common Stock


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), shareholders holding a majority of the issued and outstanding shares entitled to vote constitute a quorum for the purposes of convening a shareholders' meeting. Accordingly, a majority of the quorum may elect all the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared on the Common Stock by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to prior and superior rights of holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.


Preferred Stock



     In connection with the conversion of the Convertible Notes and the AMP Note, 143,245 shares of Class A Preferred Stock and 269,905 shares of Class B Preferred Stock (together with the Class A Preferred Stock, the "Preferred Stock") will be outstanding immediately prior to the completion of the Offering. The Preferred Stock will be automatically converted into a total of 1,702,355 shares of Common Stock upon the completion of the Offering and such shares of the Preferred Stock will no longer be outstanding.


     After the completion of the Offering, the Company will have the authority to issue up to 5,420,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the shareholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying or preventing a change in the control of the Company. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Company has no current intention to issue any shares of Preferred Stock.



Limitation of Liability of Directors and Indemnification of Directors and Officers



     As permitted by the BCL, the Company's Articles of Incorporation provide that, subject to certain limited exceptions, directors of the Company shall not be personally liable, as such, for monetary damages (other than under criminal statutes and under Federal, state and local laws imposing liability on directors for the payment of taxes) for any action taken unless the director has breached or failed to perform the duties of his or her office under the BCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The effect of this provision is to limit the ability of the Company and its shareholders (through shareholder derivative suits on behalf of the Company) to recover monetary damages against a director for the breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent conduct). In addition, the Company's Articles of Incorporation and Bylaws provide that the Company shall, to the full extent permitted by the BCL, indemnify all directors and officers of the Company and that the Company may, to the extent permitted by the BCL, indemnify employees and agents of the Company.

     The Company plans to procure a directors' and officers' insurance policy to afford officers and directors coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.



Pennsylvania Anti-Takeover Laws

     Pennsylvania has adopted certain laws that may be deemed to be "anti-takeover" in effect. One provision permits directors, in considering the best interests of the Company, to consider the effects of any action upon its employees, suppliers, customers, shareholders and creditors and the communities in which the Company maintains facilities as well as other pertinent factors. The effect of this provision is to put the considerations of these constituencies on parity with one another, with the result that no one group, including shareholders, is required to be the dominant or controlling concern of directors in determining what is in the best interests of the Company.

     In addition, the Company is also subject to certain additional anti-takeover provisions under Pennsylvania law, including the following:



     Control Transactions. This provision generally requires any person or group that acquires at least 20% of the voting power over shares entitled to cast votes in an election of directors to provide notice to any holder of voting shares that they may demand the acquiring person purchase all outstanding shares for cash at the statutory minimum fair value for their stock.


     Business Combinations. This provision generally prohibits any person or group that acquires at least 20% of the voting power of a corporation from effecting a business combination with the corporation, such as a merger, an asset sale and certain recapitalizations, for a period of up to five years from the date such control was acquired. A corporation may opt out of this provision on a case-by-case basis by approving a particular business combination in compliance with applicable Pennsylvania statutory provisions prior to the date such person or group acquires 20% of the voting power.


     Control-Share Acquisition. This provision generally prevents a person or group that crosses certain stock ownership thresholds of 20%, 33 1/3% or 50% for the first time from voting those shares the ownership of which puts that person over the relevant threshold unless voting power is restored to such shares by a vote of shareholders as a whole and a vote of disinterested shareholders at a shareholders meeting. Even if voting rights are restored by approval of a resolution of shareholders, those rights will lapse and be lost if any proposed control-share acquisition which is the subject of the shareholder approval is not consummated within 90 days after shareholder approval is obtained. Also, any business combinations occurring after the restoration of voting power may require the acquiring person to pay severance compensation to Pennsylvania employees of the corporation whose employment is terminated within 90 days before or 24 months after the restoration of voting power.




     Disgorgement. This provision generally requires any person or group that acquires 20% or more of the voting power of a corporation to disgorge to the corporation all profits realized from the sale of equity securities of the corporation within 18 months after acquiring this control status if the person or group purchased equity securities of the corporation within 24 months prior to, or 18 months after, the acquisition of control status.


     Each of these provisions will make it difficult and time-consuming for any person or group to acquire the Company without the consent of the existing shareholders. The Company may opt out of one or more of these provisions only by an amendment to the Company's Articles of Incorporation approved by both the Board of Directors and the shareholders. With respect to the control-share acquisition and disgorgement provisions, such amendment would be required to be adopted within 90 days after the date the shares offered hereby are registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company does not intend to opt out of any of these provisions.


Registration Rights


     NEPA and Dr. Hwang (the "Holders") are entitled to specific rights with respect to the registration under the Securities Act, for resale to the public, of a total of 1,393,794 shares of Common Stock (the "Registration Stock") pursuant to the terms of a Note and Warrant Purchase Agreement dated August 30, 1989 as modified by the AMP Purchase Agreement described in the next paragraph (the "Agreement"). The Agreement provides that, with certain exceptions, in the event the Company proposes to register any of its securities under the Securities Act for its own account or otherwise, the Holders are entitled to include the Registration Stock in such registration, subject to certain conditions and limitations, which include the right of the underwriters of any such offering to exclude for marketing reasons all or a portion of the Registration Stock from such registration. NEPA may once require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of its Registration Stock for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, each of the Holders may require the Company to register Registration Stock on a Form S-2 or S-3, once the Company has qualified for use of such forms, provided, however, that the Company is only obligated to cause two registration statements on Form S-2 or S-3 in which Registration Stock is registered. To the extent permitted by applicable federal and state laws and regulations, the Company is required to bear the expenses of all such registrations (except underwriting discounts and commissions attributable to shares sold). The Company is required to use its best efforts to effect any of the foregoing registrations, subject to certain conditions and limitations.

     After the Offering, AMP will be entitled to specific rights with respect to the registration under the Securities Act, for resale to the public, of a total of 269,905 shares of Common Stock (the "AMP Registration Shares") pursuant to the terms of the AMP Purchase Agreement. The AMP Purchase Agreement provides that, subsequent to the Offering and subject to certain exceptions, in the event the Company proposes to register any of its securities under the Securities Act for its own account or otherwise, AMP will be entitled to include the AMP Registration Shares in such registration, subject to certain conditions and limitations, which include the right of the underwriters of any such offering to exclude for marketing reasons all or a portion of such AMP Registration Stock from such registration. At any time subsequent to 180 days after the Offering, AMP may once require the Company, whether or not the Company proposes to register its Common Stock for sale, to register all or part of the AMP Registration Shares for sale to the public under the Securities Act, subject to certain conditions and limitations. At any time following the Offering, AMP may twice require the Company to register the AMP Registration Shares on a Form S-2 or S-3, once the Company has qualified for use of such forms. To the extent permitted by applicable federal and state laws and regulations, the Company is required to bear the expenses of all such registrations (except underwriting discounts and commissions attributable to shares sold). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

     See "Underwriting" for a description of the registration rights pertaining to the warrants that the Company has agreed to sell to the Representatives of the Underwriters in connection with the Offering.

Transfer Agent and Registrar


     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 5,673,415 shares of Common Stock. Of these shares, the 2,500,000 shares sold in the Offering (plus up to 375,000 additional shares if the Underwriters exercise their over-allotment option) will be freely tradeable without restriction or further registration (except by affiliates of the Company or persons acting as underwriters) under the Securities Act. All of the remaining shares of Common Stock (the "Restricted Shares") will be "restricted securities" as that term is defined under Rule 144 under the Securities Act and may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.


     In general, commencing 90 days after the completion of the Offering, Rule 144 allows a person who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, and (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his Restricted Shares for at least two years would be entitled to sell such Restricted Shares at anytime after completion of the Offering without regard to the volume limitations described above and the other conditions of Rule 144.


     Notwithstanding the foregoing, the Company and its executive officers, directors and shareholders owning more than 5% of the Common Stock, which, upon completion of the Offering, will beneficially own 53.4% of the shares of Common Stock (48.1%, assuming that the Underwriters' over-allotment option is exercised), have agreed with the Underwriters not to sell, contract to sell or otherwise dispose of any shares of Common Stock owned or controlled by them for a period of 180 days after the date of this Prospectus without permission of the Representatives of the Underwriters, except for certain issuances by the Company or such shareholders (the "Lockup Period"). See "Underwriting." In addition, the Company intends to file a registration statement on Form S-8 to register 630,890 shares subject to the Company's 1996 Stock Option Plan, the Employee NQSO Plan and a certain option agreement with a director of the Company following the date of this Prospectus. Market sales of a substantial number of shares of Common Stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

     After the Offering, AMP will be entitled to certain rights with respect to registration of 269,905 shares of Common Stock under the Securities Act. In addition, after the Offering, NEPA and Dr. Hwang will be entitled to certain rights with respect to registration under the Securities Act of the 1,393,794 shares of Common Stock that they will continue to beneficially own. Registration of such Restricted Shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING


     The Underwriters named below, acting through their Representatives, Needham & Company, Inc. and Janney Montgomery Scott Inc., have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of 2,250,000 shares of Common Stock from the Company and 250,000 shares of Common Stock from the Selling Shareholders. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances the commitments of non-defaulting Underwriters may be increased. The names of the several Underwriters and the respective number of shares to be purchased by each of them are as follows:





                                                   Number of
            Underwriter                             Shares
            -----------                           ----------
          Needham & Company, Inc.  ............
          Janney Montgomery Scott Inc.   ......   ----------
            Total  ...........................     2,500,000
                                                   =========


     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share, and the Underwriters may allow, and such dealers may reallow,
a concession not in excess of $   per share on sales to other dealers. After
the initial public offering of the Common Stock, the offering price and the concessions may be changed.


     The Company and the Selling Shareholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 125,000 shares and 250,000 shares, respectively, of Common Stock at the same price per share as the initial public offering price. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise this option, each of the Underwriters has a firm commitment, subject to certain conditions, to purchase on a pro rata basis from the Company and the Selling Shareholders the same percentage of the option shares as the number of shares to be purchased and offered by the Underwriter as shown in the above table
bears to the       shares of Common Stock initially offered hereby.


     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities which may be incurred in connection with the Offering, including liabilities under the Securities Act.


     Upon the completion of the Offering, the Company has agreed to issue warrants to the Representatives to purchase a total of 187,500 shares of Common
Stock at an exercise price of $    per share (the "Representatives' Warrants").
The Representatives' Warrants will be exercisable during the four-year period commencing one year from the effective date of the Offering and may not be transferred for one year, except to the Representatives' officers or partners or any member of the selling group. The Representatives are entitled to certain rights with respect to the registration of the Common Stock issuable upon the exercise of the Representatives' Warrants (the "Warrant Shares") for offer and sale to the public under the Securities Act. The Company has agreed to register the Warrant Shares for resale at the request of the Representatives at any time during the period when the Representatives' Warrants are exercisable. In addition, if the Company proposes to register any of its Common Stock for its own account or the account of others during the aforementioned period, the Representatives are entitled to include the Warrant Shares therein. To the extent that the Representatives realize any gain from the resale of the Warrant Shares, such gain may be deemed additional underwriting compensation.


     The price payable upon exercise of the Representatives' Warrants and the number of Warrant Shares are subject to adjustment in certain events to prevent dilution. For the life of the Representatives' Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interest of other securities holders.


     The Company and its executive officers, directors, and shareholders who beneficially own more than 1% of the Common Stock after the Offering have agreed with the Representatives not to sell or dispose of any shares without their consent for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales of the Common Stock to any accounts over which they exercise discretionary authority.

     There is no public market for the Company's Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. The factors to be considered in determining the initial public offering price include, among other things, the history of and the prospects for the industry in which the Company competes, the capability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company and the trend of its earnings, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies.

     Certain persons participating in the Offering may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon satisfaction of certain conditions, underwriting and selling group members participating in a distribution who are also registered Nasdaq market makers in the security being distributed (or a related security) to engage in limited passive market making transactions during the period when Regulation M would otherwise prohibit such activity. Generally, a passive market maker may not bid for or purchase a security at a price that exceeds the highest independent bid for those securities by a person that is not participating in the distribution, must identify its passive market making bids on the Nasdaq electronic inter-dealer reporting system and the net daily purchases made by a passive market maker may not exceed prescribed limits.


                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Pepper, Hamilton & Scheetz LLP. Certain legal matters will be passed upon for the Underwriters by Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania.



                                    EXPERTS


     The balance sheets of the Company as of December 31, 1995 and 1996 and September 30, 1997 and the statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997 included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



                            ADDITIONAL INFORMATION

     The Company is not currently subject to the information requirements of the Exchange Act. As a result of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic

Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     In addition, the Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                        QUANTUM EPITAXIAL DESIGNS, INC.

                         INDEX TO FINANCIAL STATEMENTS




                                                     Page
                                                    -----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS   ......    F-2
BALANCE SHEETS  .................................    F-3
STATEMENTS OF OPERATIONS    .....................    F-4
STATEMENTS OF SHAREHOLDERS' EQUITY   ............    F-5
STATEMENTS OF CASH FLOWS    .....................    F-6
NOTES TO FINANCIAL STATEMENTS  ..................    F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Quantum Epitaxial Designs, Inc.:


We have audited the accompanying balance sheets of Quantum Epitaxial Designs, Inc. (a Pennsylvania Corporation) as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantum Epitaxial Designs, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.



                                                          Arthur Andersen LLP


Philadelphia, Pa.,
 October 17, 1997

                        QUANTUM EPITAXIAL DESIGNS, INC.

                                BALANCE SHEETS





                                                                              December 31
                                                                    --------------------------------
                                                                         1995             1996
                                                                    ---------------  ---------------
                                    ASSETS
CURRENT ASSETS:
  Cash   .........................................................  $    446,307     $     77,609
  Accounts receivable   ..........................................       755,358        1,084,195
  Advances to shareholders    ....................................            --          140,597
  Inventories  ...................................................       602,805          829,952
  Prepaid expenses and other  ....................................        20,872               --
  Deferred income taxes    .......................................            --               --
                                                                    -------------    -------------
     Total current assets  .......................................     1,825,342        2,132,353
PROPERTY AND EQUIPMENT:    .......................................
  Machinery and equipment  .......................................     5,348,726        7,670,609
  Furniture and office equipment    ..............................       116,954          304,280
  Leasehold improvements   .......................................        84,439          582,915
                                                                    -------------    -------------
                                                                       5,550,119        8,557,804
  Less- Accumulated depreciation    ..............................    (1,838,071)      (2,765,088)
                                                                    -------------    -------------
     Net property and equipment  .................................     3,712,048        5,792,716
DEFERRED FINANCING COSTS   .......................................            --           76,295
DEPOSITS ON EQUIPMENT   ..........................................            --          480,000
                                                                    -------------    -------------
                                                                    $  5,537,390     $  8,481,364
                                                                    =============    =============
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit  ................................................  $         --     $  2,375,000
  Current portion of long-term debt    ...........................       482,636          663,791
  Current portion of convertible subordinated notes payable    ...            --               --
  Accounts payable   .............................................       512,783          845,588
  Accrued expenses   .............................................       370,834          215,207
  Distribution payable to shareholders    ........................       312,115               --
  Deferred revenues  .............................................       168,875               --
                                                                    -------------    -------------
     Total current liabilities   .................................     1,847,243        4,099,586
LONG-TERM DEBT    ................................................     1,235,485        2,053,667
CONVERTIBLE SUBORDINATED NOTES PAYABLE    ........................       100,000          100,000
DEFERRED INCOME TAXES   ..........................................            --               --
COMMITMENTS AND CONTINGENCIES (see Note 13)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,500,000 (1995 and 1996)
   and 5,420,000 (1997) shares authorized, no shares issued
   or outstanding    .............................................            --               --
  Common stock, $.001 par value, 10,000,000 (1995 and
   1996) and 25,000,000 (1997) shares authorized, 1,585,350
   (1995, 1996 and 1997 actual) and 3,423,415 (1997 pro
   forma) shares issued and outstanding   ........................         1,585            1,585
  Additional paid-in capital  ....................................        72,785           72,785
  Deferred compensation ..........................................            --               --
  Retained earnings  .............................................     2,280,292        2,153,741
                                                                    -------------    -------------
     Total shareholders' equity  .................................     2,354,662        2,228,111
                                                                    -------------    -------------
                                                                    $  5,537,390     $  8,481,364
                                                                   =============    =============


                                                                             September 30, 1997
                                                                    -----------------------------------
                                                                        Actual        Pro Forma (Note 3)
                                                                    ---------------  -------------------
                                                                                         (unaudited)
                                     ASSETS
CURRENT ASSETS:
  Cash   .........................................................  $    256,496       $     264,382
  Accounts receivable   ..........................................     1,543,495           1,543,495
  Advances to shareholders    ....................................       140,597             140,597
  Inventories  ...................................................       832,417             832,417
  Prepaid expenses and other  ....................................        35,809              35,809
  Deferred income taxes    .......................................            --              66,000
                                                                    -------------      -------------
     Total current assets  .......................................     2,808,814           2,882,700
PROPERTY AND EQUIPMENT:    .......................................
  Machinery and equipment  .......................................     9,457,829           9,457,829
  Furniture and office equipment    ..............................       380,814             380,814
  Leasehold improvements   .......................................       646,346             646,346
                                                                    -------------      -------------
                                                                      10,484,989          10,484,989
  Less- Accumulated depreciation    ..............................    (3,734,172)         (3,734,172)
                                                                    -------------      -------------
     Net property and equipment  .................................     6,750,817           6,750,817
DEFERRED FINANCING COSTS   .......................................       243,585             146,916
DEPOSITS ON EQUIPMENT   ..........................................            --                  --
                                                                    -------------      -------------
                                                                    $  9,803,216       $   9,780,433
                                                                    =============      =============
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit  ................................................  $    900,000       $     900,000
  Current portion of long-term debt    ...........................       930,551             930,551
  Current portion of convertible subordinated notes payable    ...         8,252                  --
  Accounts payable   .............................................     1,114,442           1,114,442
  Accrued expenses   .............................................       345,610             345,610
  Distribution payable to shareholders    ........................            --                  --
  Deferred revenues  .............................................            --                  --
                                                                    -------------      -------------
     Total current liabilities   .................................     3,298,855           3,290,603
LONG-TERM DEBT    ................................................     2,793,883           2,793,883
CONVERTIBLE SUBORDINATED NOTES PAYABLE    ........................     2,091,748                  --
DEFERRED INCOME TAXES   ..........................................            --             816,000
COMMITMENTS AND CONTINGENCIES (see Note 13)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,500,000 (1995 and 1996)
   and 5,420,000 (1997) shares authorized, no shares issued
   or outstanding    .............................................            --                  --
  Common stock, $.001 par value, 10,000,000 (1995 and
   1996) and 25,000,000 (1997) shares authorized, 1,585,350
   (1995, 1996 and 1997 actual) and 3,423,415 (1997 pro
   forma) shares issued and outstanding   ........................         1,585               3,423
  Additional paid-in capital  ....................................     1,044,785           3,735,524
  Deferred compensation ..........................................      (859,000)           (859,000)
  Retained earnings  .............................................     1,431,360                  --
                                                                    -------------      -------------
     Total shareholders' equity  .................................     1,618,730           2,879,947
                                                                    -------------      -------------
                                                                    $  9,803,216       $   9,780,433
                                                                    =============      =============


        The accompanying notes are an integral part of these statements.

                        QUANTUM EPITAXIAL DESIGNS, INC.

                           STATEMENTS OF OPERATIONS





                                                                    Year Ended                         Nine Months Ended
                                                                    December 31                           September 30
                                                    -------------------------------------------  ------------------------------
                                                        1994           1995           1996           1996            1997
                                                    -------------  -------------  -------------  -------------  ---------------
                                                                                                  (unaudited)
REVENUES:  .......................................
  Product  .......................................   $ 3,228,753    $ 4,643,593  $ 6,312,035    $ 4,044,110      $ 5,870,748
  Contract research and development   ............       404,417        609,549      590,393        337,877          603,661
                                                     ------------   ------------  -----------    -----------     -----------
  Total revenues    ..............................     3,633,170      5,253,142    6,902,428      4,381,987        6,474,409
                                                     ------------   ------------  -----------    -----------     -----------
OPERATING EXPENSES:    ...........................
  Cost of product, excluding depreciation   ......     1,330,264      2,221,513    3,799,266      2,628,044        3,741,438
  Cost of product-depreciation  ..................       424,228        598,698      891,676        608,343          893,036
                                                     ------------   ------------  -----------    -----------     -----------
     Total cost of product   .....................     1,754,492      2,820,211    4,690,942      3,236,387        4,634,474
  Research and development   .....................       277,068        416,401      576,390        355,073          684,751
  Selling, general and administrative    .........       734,361        863,137    1,519,785      1,089,679        1,358,593
  Special compensation charge   ..................            --             --           --             --          113,000
                                                     ------------   ------------  -----------    -----------     -----------
     Total operating expenses   ..................     2,765,921      4,099,749    6,787,117      4,681,139        6,790,818
                                                     ------------   ------------  -----------    -----------     -----------
     Operating income (loss)    ..................       867,249      1,153,393      115,311       (299,152)        (316,409)
INTEREST EXPENSE .................................        79,550         65,576      213,487        115,849          405,972
                                                     ------------   ------------  -----------    -----------     -----------
NET INCOME (LOSS)   ..............................   $   787,699    $ 1,087,817   $  (98,176)    $ (415,001)     $  (722,381)
                                                     ============   ============  ===========    ===========     ===========
PRO FORMA DATA (UNAUDITED) (Note 3):  ............
  Historical net income (loss)  ..................   $   787,699    $ 1,087,817   $  (98,176)    $ (415,001)     $  (722,381)
  Pro forma provision (benefit) for income
   taxes   .......................................       307,000        424,000      (36,500)      (154,000)        (276,000)
                                                     ------------   ------------  -----------    -----------     -----------
  Pro forma net income (loss)   ..................   $   480,699    $   663,817   $  (61,676)    $ (261,001)     $  (446,381)
                                                     ============   ============  ===========    ===========     ===========
  Pro forma net loss per share  ..................                                $    (0.03)                    $     (0.19)
                                                                                  ===========                    ===========
  Shares used in computing pro forma net loss
   per share  ....................................                                 1,978,505                       1,978,505
                                                                                  ===========                    ===========
  Supplemental pro forma net income (loss) per
   share   .......................................                                $     0.02                     $     (0.09)
                                                                                  ===========                    ===========
  Shares used in computing supplemental pro
   forma net income (loss) per share  ............                                 4,083,165                       2,446,242
                                                                                  ===========                    ===========


        The accompanying notes are an integral part of these statements.

                        QUANTUM EPITAXIAL DESIGNS, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY





                                                                         Additional
                                                     Common Stock
                                                ----------------------     Paid-in
                                                  Shares      Amount       Capital
                                                -----------  ---------  -------------
BALANCE, DECEMBER 31, 1993  ..................   1,553,500    $ 1,553    $    70,667
  Exercise of warrants   .....................      30,180         30          1,724
  Exercise of options    .....................       1,670          2            394
  Net income    ..............................          --         --             --
  Distributions    ...........................          --         --             --
                                                 ----------   --------   ------------
BALANCE, DECEMBER 31, 1994  ..................   1,585,350      1,585         72,785
  Net income    ..............................          --         --             --
  Distributions    ...........................          --         --             --
                                                 ----------   --------   ------------
BALANCE, DECEMBER 31, 1995  ..................   1,585,350      1,585         72,785
  Net loss   .................................          --         --             --
  Distributions    ...........................          --         --             --
                                                 ----------   --------   ------------
BALANCE, DECEMBER 31, 1996  ..................   1,585,350      1,585         72,785
  Grant of Common Stock options   ............          --         --        972,000
  Amortization of deferred compensation ......          --         --             --
  Net loss   .................................          --         --             --
                                                 ----------   --------   ------------
BALANCE, SEPTEMBER 30, 1997
 (UNAUDITED)    ..............................   1,585,350      1,585      1,044,785
PRO FORMA DATA (UNAUDITED) (Note 3):    ......
  Exercise of warrants (unaudited)   .........     135,710        136          7,750
  Conversion of subordinated notes payable
   (unaudited)  ..............................   1,702,355      1,702      2,001,629
  Termination of S Corporation (unaudited)              --         --        681,360
                                                 ----------   --------   ------------
PRO FORMA BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED)  ...........................   3,423,415    $ 3,423    $ 3,735,524
                                                 ==========   ========   ============

                                                   Deferred        Retained
                                                 Compensation      Earnings           Total
                                                --------------  ---------------  ---------------
BALANCE, DECEMBER 31, 1993  ..................   $       --     $  1,077,886      $ 1,150,106
  Exercise of warrants   .....................           --               --            1,754
  Exercise of options    .....................           --               --              396
  Net income    ..............................           --          787,699          787,699
  Distributions    ...........................           --         (274,964)        (274,964)
                                                 ----------     -------------     -----------
BALANCE, DECEMBER 31, 1994  ..................           --        1,590,621        1,664,991
  Net income    ..............................           --        1,087,817        1,087,817
  Distributions    ...........................           --         (398,146)        (398,146)
                                                 ----------     -------------     -----------
BALANCE, DECEMBER 31, 1995  ..................           --        2,280,292        2,354,662
  Net loss   .................................           --          (98,176)         (98,176)
  Distributions    ...........................           --          (28,375)         (28,375)
                                                 ----------     -------------     -----------
BALANCE, DECEMBER 31, 1996  ..................           --        2,153,741        2,228,111
  Grant of Common Stock options   ............     (972,000)              --               --
  Amortization of deferred compensation ......      113,000               --          113,000
  Net loss   .................................           --         (722,381)        (722,381)
                                                 ----------     -------------     -----------
BALANCE, SEPTEMBER 30, 1997
 (UNAUDITED)    ..............................     (859,000)       1,431,360        1,618,730
PRO FORMA DATA (UNAUDITED) (Note 3):    ......
  Exercise of warrants (unaudited)   .........           --               --            7,886
  Conversion of subordinated notes payable
   (unaudited)  ..............................           --               --        2,003,331
  Termination of S Corporation (unaudited)               --       (1,431,360)        (750,000)
                                                 ----------     -------------     -----------
PRO FORMA BALANCE, SEPTEMBER 30,
 1997 (UNAUDITED)  ...........................   $ (859,000)    $         --      $ 2,879,947
                                                 ==========     =============     ===========


        The accompanying notes are an integral part of these statements.

                        QUANTUM EPITAXIAL DESIGNS, INC.

                           STATEMENTS OF CASH FLOWS





                                                                      Year Ended December 31
                                                          -----------------------------------------------
                                                              1994            1995             1996
                                                          -------------  ---------------  ---------------
OPERATING ACTIVITIES:  .................................
 Net income (loss)  ....................................  $  787,699     $  1,087,817     $    (98,176)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:   ..................
  Depreciation   .......................................     462,706          622,248          927,017
  Amortization   .......................................      14,400           14,400            4,633
  Deferred compensation   ..............................          --               --               --
  Change in assets and liabilities:   ..................
   (Increase) decrease:
     Accounts receivable  ..............................    (561,165)         126,317         (298,837)
     Inventories    ....................................     (13,312)        (406,752)        (227,147)
     Prepaid expenses and other    .....................     (10,167)           6,642           16,739
   Increase (decrease):   ..............................
     Accounts payable  .................................    (439,448)         272,269          332,805
     Accrued expenses  .................................      (6,026)         252,449         (185,627)
     Deferred revenues    ..............................      30,075          138,800         (168,875)
                                                          -----------    -------------    -------------
      Net cash provided by operating activities   ......     264,762        2,114,190          302,532
                                                          -----------    -------------    -------------
INVESTING ACTIVITIES:  .................................
 Purchases of property and equipment  ..................    (247,709)      (2,207,722)      (3,007,685)
 Deposits on equipment    ..............................          --               --         (480,000)
                                                          -----------    -------------    -------------
      Net cash used in investing activities    .........    (247,709)      (2,207,722)      (3,487,685)
                                                          -----------    -------------    -------------
FINANCING ACTIVITIES:  .................................
 Distributions paid to shareholders   ..................    (222,032)        (211,644)        (340,490)
 Advances to shareholders    ...........................          --               --         (140,597)
 Net proceeds (repayments) under line of credit   ......          --               --        2,375,000
 Repayments of long-term debt   ........................    (345,583)        (311,008)        (500,663)
 Proceeds from long-term debt   ........................     486,995        1,000,000        1,500,000
 Proceeds from issuance of convertible subordinated
  notes payable  .......................................          --               --               --
 Deferred financing costs    ...........................          --               --          (76,795)
 Proceeds from exercise of warrants   ..................       1,754               --               --
 Proceeds from exercise of options    ..................         396               --               --
                                                          -----------    -------------    -------------
      Net cash (used in) provided by financing
       activities   ....................................     (78,470)         477,348        2,816,455
                                                          -----------    -------------    -------------
NET (DECREASE) INCREASE IN CASH    .....................     (61,417)         383,816         (368,698)
CASH, BEGINNING OF PERIOD    ...........................     123,908           62,491          446,307
                                                          -----------    -------------    -------------
CASH, END OF PERIOD    .................................  $   62,491     $    446,307     $     77,609
                                                          ===========    =============    =============
CASH PAID DURING THE PERIOD FOR INTEREST   .              $   79,960     $     58,722     $    179,432
                                                          ===========    =============    =============

                                                                 Nine Months Ended
                                                                    September 30
                                                          --------------------------------
                                                               1996             1997
                                                          ---------------  ---------------
                                                            (unaudited)
OPERATING ACTIVITIES:  .................................
 Net income (loss)  ....................................  $   (415,001)    $   (722,381)
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:   ..................
  Depreciation   .......................................       621,118          969,084
  Amortization   .......................................         4,134           26,915
  Deferred compensation   ..............................            --          113,000
  Change in assets and liabilities:   ..................
   (Increase) decrease:
     Accounts receivable  ..............................       (96,644)        (459,300)
     Inventories    ....................................       (10,352)          (2,465)
     Prepaid expenses and other    .....................        20,872          (35,809)
   Increase (decrease):   ..............................
     Accounts payable  .................................     1,821,951          268,854
     Accrued expenses  .................................      (171,061)         130,403
     Deferred revenues    ..............................      (168,875)              --
                                                          -------------    -------------
      Net cash provided by operating activities   ......     1,606,142          288,301
                                                          -------------    -------------
INVESTING ACTIVITIES:  .................................
 Purchases of property and equipment  ..................    (2,753,920)      (1,447,185)
 Deposits on equipment    ..............................            --               --
                                                          -------------    -------------
      Net cash used in investing activities    .........    (2,753,920)      (1,447,185)
                                                          -------------    -------------
FINANCING ACTIVITIES:  .................................
 Distributions paid to shareholders   ..................      (340,490)              --
 Advances to shareholders    ...........................      (140,597)              --
 Net proceeds (repayments) under line of credit   ......     1,950,000       (1,475,000)
 Repayments of long-term debt   ........................      (369,951)        (593,024)
 Proceeds from long-term debt   ........................            --        1,600,000
 Proceeds from issuance of convertible subordinated
  notes payable  .......................................            --        2,000,000
 Deferred financing costs    ...........................       (72,990)        (194,205)
 Proceeds from exercise of warrants   ..................            --               --
 Proceeds from exercise of options    ..................            --               --
                                                          -------------    -------------
      Net cash (used in) provided by financing
       activities   ....................................     1,025,972        1,337,771
                                                          -------------    -------------
NET (DECREASE) INCREASE IN CASH    .....................      (121,806)         178,887
CASH, BEGINNING OF PERIOD    ...........................       446,307           77,609
                                                          -------------    -------------
CASH, END OF PERIOD    .................................  $    324,501     $    256,496
                                                          =============    =============
CASH PAID DURING THE PERIOD FOR INTEREST   .              $    119,672     $    335,814
                                                          =============    =============


        The accompanying notes are an integral part of these statements.

                        QUANTUM EPITAXIAL DESIGNS, INC.

                         NOTES TO FINANCIAL STATEMENTS

    (Information for the nine months ended September 30, 1996 is unaudited)



1. BACKGROUND:


     Quantum Epitaxial Designs, Inc. (the "Company") designs and develops compound semiconductor materials using molecular beam epitaxy and is a leading producer of gallium arsenide based wafers supplied to the semiconductor device manufacturing industry (see Note 4). The Company was incorporated in December 1988 and began operating in August 1989.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Pervasiveness of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Interim Financial Statements



     The financial statements for the nine months ended September 30, 1996 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.



Fair Value of Financial Instruments



     The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and debt instruments. The book values of cash, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair value. None of the Company's debt instruments that are outstanding as of September 30, 1997 have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values. See Notes 7, 8 and 9 for the terms and carrying values of the Company's various debt instruments.

Inventories


     Inventories are stated at the lower of cost (first-in, first-out method) or market (see Note 6).


Property and Equipment


     Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:


            Machinery and equipment            7 years
            Furniture and office equipment     5 years
            Leasehold improvements             Remaining lease terms
                                               ranging from 5 to 7 years


     Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of these assets, the applicable cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.



     Depreciation expense was $462,706, $622,248, $927,017, $621,118 and
$969,084 for 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997, respectively.

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

Long-Lived Assets



     During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or the remaining balance may not be recoverable. As of September 30, 1997, management believes that no revision to the remaining useful lives or write-down of long-lived assets is required.



Deferred Financing Costs



     As of December 31, 1996 and September 30, 1997, the Company has capitalized legal and professional fees incurred in connection with a financing transaction. These costs are amortized over the life of the related loan.


     Accumulated amortization related to deferred financing costs was $0, $500, and $27,414 as of December 31, 1995, 1996 and September 30, 1997, respectively.




Advances to Shareholders


     In early 1996, the Company made advances of $140,547 to its shareholders. This amount is expected to be repaid in the fourth quarter of 1997.


Revenue Recognition


     The Company recognizes revenues earned on product sales upon shipment of the product. Contract research and development revenues are recognized as related expenses are incurred (see Note 11).


Research and Development Expenses


     Research and development expenses consist of projects conducted by the Company for customer-sponsored programs and for future product development. All research and development costs are expensed as incurred.



Special Compensation Charge



     Special compensation charge represents the amortization of deferred compensation (see Note 10).



Income Taxes



     The Company has elected to be treated as an S corporation. As such, the taxable income or loss of the Company will pass through to the federal and state income tax returns of its shareholders, and the Company is not subject to income taxes. The Company makes distributions to its shareholders to cover their estimated income tax payments due to the Company's taxable income.



     The Company reports certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. The principal difference relates to the Company's use of accelerated tax depreciation methods. Immediately preceding the Company's proposed initial public offering (the Offering) the Company will terminate its S Corporation status and will become subject to federal and state income taxes. Upon terminating its S Corporation status, the Company will record a tax provision for the recognition of a net deferred tax liability, estimated at $750,000 as of September 30, 1997 (see Note 3).

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

New Accounting Pronouncements


     In 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. The Company adopted the disclosure requirements of SFAS No. 123 relative to its employee stock compensation plans (see Note 10).


     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings Per Share". This statement is effective for fiscal years ending after December 15, 1997 and, when adopted, will require restatement of prior years' earnings per share. The adoption of SFAS No. 128 will not have a material effect on the pro forma net income per share reported in the accompanying financial statements.


3. PRO FORMA INFORMATION (UNAUDITED):


Pro Forma Balance Sheet and Statement of Shareholders' Equity



     The pro forma balance sheet and statement of shareholders' equity of the Company as of September 30, 1997 reflects the net deferred income tax liability calculated in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which will be recorded by the Company as a result of the termination of its S Corporation status shortly before the effective date of the Company's Offering (estimated at $750,000 as of September 30, 1997). The deferred income tax liability will represent the tax effect of the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of the termination of S Corporation status, and will be recorded as additional income tax expense in the quarter in which the Offering is completed. The actual deferred income tax liability recorded will be adjusted to reflect the effect of operations of the Company for the period from October 1, 1997 through the termination of its S Corporation status.


     The significant items comprising the Company's pro forma net deferred income tax liability (see Note 2) as of September 30, 1997 are as follows:




       Current deferred income tax assets:
          Accruals and reserves not currently deductible for tax  ......   $  51,000
          Other   ......................................................      15,000
                                                                           ----------
                                                                              66,000
                                                                           ----------
       Non-current deferred income tax liabilities:
          Depreciation methods   .......................................     816,000
                                                                           ----------
             Net deferred income tax liabilities   .....................   $ 750,000
                                                                           ----------



     The pro forma balance sheet and statement of shareholders' equity also reflects (i) the conversion of $100,000 of convertible subordinated notes payable (see Notes 9 and 10) into Class A Preferred Stock which will then be converted into 1,432,450 shares of Common Stock, (ii) the conversion of $2,000,000 of convertible subordinated notes payable less deferred financing costs of $96,669 (see Notes 9 and 10) into Class B Preferred Stock which will then be converted into 269,905 shares of Common Stock, (iii) the exercise of a warrant (see Note 10) to purchase 135,710 shares of Common Stock at a total exercise price of $7,886 and (iv) the reclassification of the retained earnings balance to additional paid-in-capital in connection with the termination of its S Corporation status. These transactions are expected to occur upon the closing of the Offering.

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

3. PRO FORMA INFORMATION (UNAUDITED):  -- (Continued)

Pro Forma Statements of Operations


     Immediately prior to completion of the Offering, the Company will terminate its status as an S Corporation and will be subject to federal and state income taxes thereafter. Accordingly, for informational purposes, the accompanying statements of operations include an unaudited pro forma adjustment for the income taxes which would have been recorded in accordance with SFAS No. 109 if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods. The pro forma adjustment for income taxes does not include a one-time income tax provision related to the recognition of a net deferred income tax liability which will be recorded by the Company upon terminating its S Corporation status (estimated at $750,000 as of September 30, 1997).


     The differences between the federal statutory income tax rate and the pro forma income tax rate are as follows:




                                                                                                    Nine Months Ended
                                                              Year Ended December 31                  September 30
                                                      --------------------------------------   ---------------------------
                                                         1994         1995          1996           1996           1997
                                                      ----------   ----------   ------------   ------------   ------------
Federal statutory tax rate    .....................      34.0%        34.0%         (34.0)%        (34.0)%        (34.0)%
State income taxes, net of federal benefit   ......       4.4          4.4           (4.4)          (4.4)          (4.4)
Expenses not deductible for tax purposes  .........       0.6          0.6            1.2            1.3            0.2
                                                       ------       ------        ---------      ---------      ---------
                                                         39.0%        39.0%         (37.2)%        (37.1)%        (38.2)%
                                                       ======       ======        =========      =========      =========

Pro Forma Net Loss Per Share


     Pro forma net loss per share was computed by dividing pro forma net loss by the weighted average number of shares of common stock outstanding for the respective periods, adjusted for the dilutive effect of common stock equivalents, which consist of stock options and warrants, using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalents issued by the Company during the 12 months immediately preceding the Offering (including 153,000 stock options granted in July 1997 (see Note 10) and the convertible subordinated note payable in the amount of $2,000,000 (see Note 9)) have been included in the calculation of the shares used in computing pro forma net loss per share as if they were outstanding for all periods presented (using the treasury stock method and an estimated Offering price of $9.00 per share). The calculation of shares used in computing pro forma net loss per share excludes the Common Stock to be issued upon the conversion of the convertible subordinated notes payable in the amounts of $18,180 and $81,820 (see Note 9) and the exercise of the warrant (see Note 10) immediately preceding the Offering and the dilutive effect of 310,890 stock options since the inclusion of such is antidilutive. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the calculation of the pro forma net loss per share excludes interest expense, net of tax, of $0 and $71,000, respectively, on the convertible subordinated note payable in the amount of $2,000,000 which will be converted into Common Stock upon the closing of the Offering. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the calculation of the pro forma net loss per share includes interest expense, net of tax, of $5,000 and $3,000, respectively, on the convertible subordinated notes payable in the amounts of $18,180 and $81,820 which will be converted into Common Stock upon the closing of the Offering since the exclusion of such is antidilutive.


Supplemental Pro Forma Net Income (Loss) Per Share


     Supplemental pro forma net income (loss) per share is based on the weighted average number of shares of common stock and common stock equivalents used in the calculation of pro forma net loss per share plus the number of shares of Common Stock that would be required to be sold (using an estimated Offering price of $9.00 per share) to repay the borrowings on the line of credit and the notes payable to bank ($4,388,571 in the aggregate as of September 30, 1997). These outstanding borrowings will be repaid upon completion of the

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

3. PRO FORMA INFORMATION (UNAUDITED):  -- (Continued)


Offering. The supplemental pro forma net income per share calculation for the year ended December 31, 1996 includes the dilutive effect of common stock equivalents for (i) the conversion of the convertible subordinated notes payable in the amounts of $18,180 and $81,820 as if the conversion occured on the original date of issuance (see Note 9); (ii) the exercise of the warrant to purchase 135,710 shares, using the treasury stock method and (iii) the exercise of 310,890 stock options, using the treasury stock method. The supplemental pro forma net loss per share calculation for the nine months ended September 30, 1997 excludes the impact of the three items discussed in the preceeding sentence since the inclusion of such is antidilutive.

     For the year ended December 31, 1996 and the nine months ended September 30, 1997, the calculation of the supplemental pro forma net income (loss) per share excludes interest expense, net of tax, of $0 and $71,000, respectively, on the convertible subordinated notes payable in the amount of $2,000,000 which will be converted into Common Stock upon the completion of the Offering. In addition, for the year ended December 31, 1996 and the nine months ended September 30, 1997, the calculation of the supplemental pro forma net income
(loss) per share excludes interest expense, net of tax, of $123,000 and $145,000, respectively, on the line of credit and the notes payable to bank. For the year ended December 31, 1996, the calculation of the supplemental pro forma net income per share excludes interest expense, net of tax, of $5,000 on the convertible subordinated notes payable in the amounts of $18,180 and $81,820 which will be converted into Common Stock upon the completion of the Offering. The supplemental pro forma net loss per share calculation for the nine months ended September 30, 1997 includes the interest expense of $3,000, net of tax, on the convertible subordinated notes payable in the amounts of $18,180 and $81,820 since the exclusion of such is antidilutive.



4. RISKS AND UNCERTAINTIES:


     The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, management of growth, fluctuations in quarterly results, continuing capital requirements, substantial reliance on key customers, production system complexity, adoption of the Company's technology by manufacturers, competition, dependence on key raw material vendors, dependence on a limited number of equipment manufacturers, limited protection of proprietary technology, dependence on key personnel, centralization of manufacturing facilities and environmental regulations.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company's customer base (which consists primarily of large multinational companies) is principally comprised of companies within the semiconductor industry, which historically has been volatile. The Company does not generally require collateral from its customers.


Major Customers

     The following table summarizes significant customers with product revenues in excess of 10% of total revenues for any of the periods presented:




                                         Nine Months
                                            Ended
              Year Ended December 31     September 30
             ------------------------   --------------
 Customer     1994     1995     1996     1996     1997
----------   ------   ------   ------   ------   -----
A   ......     17%      23%      41%      36%     19%
B   ......      7       18       14       19      15
C   ......     20       11        8        7      10
D   ......      2       --       --       --      21


     The loss of one or more of these major customers could have a material adverse effect on the Company's business.

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

4. RISKS AND UNCERTAINTIES:  -- (Continued)

     Total revenues are summarized as a percentage by geographic area as follows:





                                                            Nine Months
                                                               Ended
                                 Year Ended December 31     September 30
                                ------------------------   --------------
                                 1994     1995     1996     1996     1997
                                ------   ------   ------   ------   -----
Domestic   ..................     93%      89%      93%      90%    94%
Foreign:   ..................
   Far East   ...............      5%       8%       6%       9%     6%
   Europe and Canada   ......      2%       3%       1%       1%     0%


5. ACCOUNTS RECEIVABLE:





                                                                     December 31
                                                             ---------------------------    September 30,
                                                                1995           1996             1997
                                                             -----------   -------------   --------------
Trade receivables  .......................................  $ 546,847       $   824,257     $1,392,192
Allowance for doubtful accounts and returns   ............    (30,000)          (40,000)       (55,000)
                                                             ---------      -----------     ----------
                                                              516,847           784,257      1,337,192
Billed and unbilled research contract receivables   ......    238,511           299,938        206,303
                                                             ---------      -----------     ----------
                                                            $ 755,358       $ 1,084,195     $1,543,495
                                                             =========      ===========     ==========


6. INVENTORIES:





                                         December 31
                                  -------------------------    September 30,
                                     1995          1996            1997
                                  -----------   -----------   --------------
Raw materials   ...............    $ 486,725     $ 588,242      $ 579,870
Finished goods  ...............      116,080        19,860             --
Manufacturing supplies   ......           --       221,850        252,547
                                   ----------    ----------     ----------
                                   $ 602,805     $ 829,952      $ 832,417
                                   ==========    ==========     ==========


7. LINE OF CREDIT:


     As of December 31, 1996, the Company had a $4,000,000 line of credit facility with a bank. Subsequent to yearend, this facility was changed to $1,000,000 in connection with the Company entering into long-term notes payable in the amounts of $1,500,000 in December 1996 and $1,600,000 in January 1997. The line of credit agreement expires on January 31, 1998, subject to renewal. Outstanding borrowings are payable upon demand by the bank and bear interest at the bank's National Commercial Rate. Borrowings under the line are secured by primarily all of the Company's assets, and are guaranteed by the Company's President up to $100,000. Borrowings under this line were $2,375,000 and $900,000 as of December 31, 1996 and September 30, 1997, respectively. There were no borrowings under this line during 1995. The line of credit agreement contains cross default provisions with the other notes payable to the bank (see
Note 8).

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

8. LONG-TERM DEBT:





                                                                      December 31
                                                             -----------------------------    September 30,
                                                                 1995            1996             1997
                                                             -------------   -------------   --------------
Note payable to bank, due in monthly installments of
 $9,917 through March 1997 including interest at 8.25%.
 The note is secured by equipment, inventories and
 accounts receivable and guaranteed by the Company's
 President.  .............................................    $   135,137     $    23,239     $        --
Note payable to bank, due in monthly installments of
 $9,083 through July 1996 including interest at 7.85%.
 The note is secured by equipment, inventories and
 accounts receivable.    .................................         63,584              --              --
Note payable to bank, due in monthly installments of
 $2,381 through January 2001 including interest at 1%
 above the bank's National Commercial Rate. The note is
 secured by equipment.   .................................        145,238         116,667          95,238
Note payable to bank, due in monthly installments of
 $16,667 through December 2000 plus interest at 8.45%.
 The note is secured by equipment (see Note 7).  .........      1,000,000         800,000         650,000
Note payable to bank, due in monthly installments of
 $25,000 through December 2001 plus interest at the
 bank's Prime Rate plus .25%. The note is secured by
 equipment (see Note 7).    ..............................             --       1,475,000       1,250,000
Note payable to bank, due in monthly installments of
 $26,667 through May 2002 plus interest at the bank's
 Prime Rate. The note is secured by equipment (see Note
 7).   ...................................................             --              --       1,493,333
Note payable to Northampton County New Jobs Corp., due
 in monthly installments of $2,763 through May 1999
 including interest at 4%. The note is secured by equip-
 ment and guaranteed by the Company's President and
 his wife.   .............................................        103,110          76,056          50,587
Note payable to the Commonwealth of Pennsylvania, due
 in monthly installments of $4,468 through May 2001
 including interest at 2%. The note is secured by equip-
 ment and guaranteed by the Company's President and
 his wife.   .............................................        271,052         226,496         185,276
                                                              -----------     -----------     -----------
                                                                1,718,121       2,717,458       3,724,434
Less-Current portion  ....................................       (482,636)       (663,791)       (930,551)
                                                              -----------     -----------     -----------
                                                              $ 1,235,485     $ 2,053,667     $ 2,793,883
                                                              ===========     ===========     ===========

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

8. LONG-TERM DEBT:  -- (Continued)


     At September 30, 1997, long-term debt matures as follows:





          Years Ending
          September 30
          ------------
              1998   ......   $   930,551
              1999   ......       918,961
              2000   ......       901,002
              2001   ......       710,587
              2002   ......       263,333
                              ------------
                              $ 3,724,434
                              ============


     The note payable agreements with Northampton County New Jobs Corp. and Commonwealth of Pennsylvania require the Company to create a specified number of new jobs over a three-year period in order to maintain the interest rates of 4% and 2%, respectively. If the Company fails to meet the employment commitment, the interest rate will increase to a market rate up to 12.5%, as defined.

9. CONVERTIBLE SUBORDINATED NOTES PAYABLE:





                                                                       December 31
                                                                -------------------------    September 30,
                                                                   1995          1996            1997
                                                                -----------   -----------   --------------
Convertible subordinated note payable to shareholder, due
 in quarterly installments of $2,275 from August 1998 to
 May 2000, interest at 8%. The note is convertible into
 the Company's Class A Preferred Stock at a price of
 $.6981 per share (see Note 10).  ...........................    $  18,180     $  18,180      $    18,180
Convertible subordinated note payable to venture capital
 partnership, due in quarterly installments of $10,227
 from August 1998 to May 2000, interest at 8%. The note
 is convertible into the Company's Class A Preferred
 Stock at a price of $.6981 per share (see Note 10).   ......       81,820        81,820           81,820
Convertible subordinated note payable to parent company
 of a significant customer, due in February 2000 with two
 year optional renewal, interest payable quarterly at prime
 plus 1%. The note is convertible into the Company's
 Class B Preferred Stock at a price of $7.41 per share (see
 Note 10).   ................................................           --            --        2,000,000
                                                                 ----------    ----------    ------------
                                                                 $ 100,000     $ 100,000      $ 2,100,000
                                                                 ==========    ==========    ============



     As of September 30, 1997, convertible subordinated notes payable mature as follows:





           Years Ending
           September 30
           ------------
              1998   ......   $    8,252
              1999   ......       50,008
              2000   ......       41,740
              2001   ......    2,000,000
                              -----------
                              $2,100,000
                              -----------

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

9. CONVERTIBLE SUBORDINATED NOTES PAYABLE:  -- (Continued)


     The Convertible Subordinated Note Payable in the amount of $2,000,000 has certain rights to the payment of contingent interest, initially at 10% of the outstanding principal balance for the first year, and thereafter, it accrues at a simple interest rate of 10% per annum for its duration, upon the occurrence of certain "Events of Sale" as defined. The holder of the Note is entitled to one seat on the Company's Board of Directors. The Company expects all of the convertible subordinated notes payable to be converted into Preferred Stock which will then be converted into Common Stock upon the closing of the Offering (see Notes 3 and 10). Upon conversion, the holder's right to one seat on the Company's Board of Directors will be terminated.

     As discussed above, the $2,000,000 Convertible Subordinated Note Payable is with the parent Company of a significant customer. In addition, the Company also purchases certain raw materials from this customer. The net sales to this customer in 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997 were $254,322, $971,177, $965,000, $833,577 and $947,196, respectively. The purchases from this customer in 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997 were $0, $0, $132,266, $100,034 and $301,492, respectively. The accounts receivable due from this customer as of December 31, 1995 and 1996 and September 30, 1997 were $231,712, $172,239 and $166,034, respectively. The accounts payable to this customer as of December 31, 1995 and 1996 and September 30, 1997 were $0, $32,232 and $145,902, respectively.


10. SHAREHOLDERS' EQUITY:


Common Stock

     As of December 31, 1996, the Company's shareholders authorized 10,000,000 shares of Common Stock. In February 1997, the Company's shareholders increased the authorized shares of Common Stock to 25,000,000.


Preferred Stock

     As of December 31, 1996, the Company's shareholders authorized 1,500,000 shares of a Class A Preferred Stock. In February 1997, the Company's shareholders increased the authorized shares of Preferred Stock to 5,420,000 of which 150,000 are designated as "Class A" Preferred Stock and 270,000 are designated "Class B" Preferred Stock


     When issued, the Class A and Class B Preferred Stock will be entitled to certain preferences as to dividends, liquidation and voting rights. The convertible subordinated notes payable discussed in Note 9 are convertible into 143,245 shares of Class A Preferred Stock and 269,905 shares of Class B Preferred Stock. The outstanding shares of Class A and Class B Preferred Stock are convertible into 1,432,450 shares and 269,905 shares, respectively, of Common Stock. The Company expects the holders of the convertible subordinated notes payable to convert to Class A and Class B Preferred Stock and which automatically convert into Common Stock upon the closing of the Offering (see Notes 3 and 9).



Options


     In 1996, the Company adopted a qualified stock option plan (the "1996 Plan"), whereby 320,000 common shares may be issued to employees, directors, consultants and others at exercise prices determined by the Company's Board of Directors. The options generally vest over a four-year period and expire ten years after the date of grant. As of December 31, 1996, no options were granted under the 1996 Plan.

     In July 1997, the Company issued 153,000 stock options under the 1996 Plan to several employees at an exercise price of $1.75 per share. The Company has recorded deferred compensation based upon the difference between the deemed value for accounting purposes of the Company's stock (90% of the estimated offering price of $.9.00 per share) and the exercise price on the date of option grant. The deferred compensation balance will be amortized as compensation expense ratably as the options vest. The options vest over a four year period;

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

10. SHAREHOLDERS' EQUITY:  -- (Continued)


however, the Company's Board of Directors has approved an acceleration of the vesting of these options upon the closing of the Offering. This acceleration in vesting terms will result in the recognition of the remaining unamortized balance of deferred compensation (which is $859,000 as of September 30, 1997) as an expense in the period that the closing of the Offering occurs.

     In 1991, the Company adopted a stock option plan (the "1991 Plan"). Stock options for 281,780 common shares have been issued to key management personnel at exercise prices determined by the Company's Board of Directors. The options vest over a five-year period and expire ten years after the date of grant. Options granted under the plan have certain cashless exercise features. No further options will be granted under the 1991 Plan. The options granted under this plan will continue in effect until exercised, surrendered, canceled or expired.


     In 1992, the Company granted an option to purchase 50,000 shares of common stock at an exercise price of $0.153 per share to a member of the Board of Directors. The option vests over a five-year period and expires ten years after the date of grant. The option has certain cashless exercise features.

     The following table summarizes stock option activity:




                                                                                        Weighted
                                                                                        Average
                                                     Number of      Exercise Price      Exercise
                                                      Shares          Per Share          Price
                                                    -----------   ------------------   ---------
Options outstanding at December 31, 1993   ......     275,890      $0.045 - $0.237     $ 0.082
   Exercised    .................................      (1,670)                 0.237     0.237
   Canceled  ....................................      (3,330)                 0.237     0.237
                                                     --------
Options outstanding at December 31, 1994   ......     270,890       0.045 -  0.183       0.079
   Canceled  ....................................     (10,000)                 0.183     0.183
   Granted   ....................................      35,000                  0.507     0.507
                                                     --------
Options outstanding at December 31, 1995   ......     295,890       0.045 -  0.507       0.127
  Granted    ....................................      15,000                  0.721     0.721
                                                     --------
Options outstanding at December 31, 1996   ......     310,890          0.045 - 0.721     0.155
  Granted .......................................     153,000                  1.75      1.75
                                                     --------
Options outstanding at September 30, 1997  ......     463,890         $0.045 - $1.75   $ 0.681
                                                     ========

     As of September 30, 1997, there were 290,473 options vested and exercisable and 167,000 options were available for grant (all under the 1996
Plan).

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for its stock option plans. The disclosure requirements of SFAS No. 123 were adopted by the Company in 1996. Had compensation cost for the Plan been determined based upon the fair value of the options at the date of grant, as prescribed by SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would have been increased to the following amounts:


                                                          Year         Nine Months
                                                         Ended            Ended
                                                      December 31,     September 30,
                                                          1996             1997
                                                     --------------   --------------
Pro forma net loss, as reported    ...............    $  (61,676)      $  (446,381)
Pro forma net loss, as adjusted ..................       (62,842)         (465,191)
Pro forma net loss, per share, as reported  ......         (0.03)            (0.19)
Pro forma net loss per share, as adjusted   ......         (0.03)            (0.20)



     The weighted average fair value of each stock option granted during the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 was $0.178, $0.203 and $6.90, respectively. As of

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

10. SHAREHOLDERS' EQUITY:  -- (Continued)


September 30, 1997, the weighted average remaining contractual life of all stock options outstanding was 5.78 years. The weighted average remaining contractual life of each stock option granted during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 was 7.42, 8.25 and 9.79 years, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:





                                        December 31
                                   ---------------------    September 30
                                     1995        1996          1997
                                   ---------   ---------   -------------
Risk-free interest rate   ......     7.2%        5.5%          6.3%
Expected dividend yield   ......      --          --            --
Expected life    ...............    7 years     7 years       7 years


     In accordance with SFAS No. 123, no volatility factor was used in these fair value calculations since the Company is a non-public entity.


     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income (loss) for future years.


Warrants


     On August 30, 1989, the Company issued warrants to the subordinated noteholders to purchase 165,890 shares of the Company's common stock at $0.05811 per share. During 1994, a warrant to purchase 30,180 shares of the Company's common stock at $0.05811 per share was exercised. The outstanding warrant to purchase 135,710 shares of the Company's common stock at $0.05811 per share expires when the convertible subordinated note to the venture capital partnership (see Note 9) has been repaid in full. The Company expects the warrant to purchase 135,710 shares of Common Stock to be exercised upon the closing of the Offering (see Note 3).

11. RESEARCH CONTRACTS:


     Contract research revenue consists of the following:





                                                                                    Nine Months Ended
                                               Year Ended December 31                  September 30
                                       ---------------------------------------   ------------------------
                                          1994          1995          1996          1996          1997
                                       -----------   -----------   -----------   -----------   ----------
Small Business Innovative
 Research Grants:
 Phase I    ........................    $ 151,927     $ 133,767     $  74,286     $  61,766    $ 139,253
 Phase II   ........................      137,000       321,474       435,675       195,679      464,408
Title III Research Contract   ......      115,490       154,308        80,432        80,432           --
                                        ----------    ----------    ----------    ----------   ----------
                                        $ 404,417     $ 609,549     $ 590,393     $ 337,877    $ 603,661
                                        ==========    ==========    ==========    ==========   ==========



Northeast Tier Ben Franklin Technology Center ("BFTC")


     The Company and a university were awarded combined research grants from the BFTC in a prior year. The research grants from the BFTC require the Company to remit royalties up to $693,438 based on product revenues generated from research performed. In addition, these royalties may be accelerated if the Company is in default of certain terms and provisions of the grants. The Company paid $3,407, $2,821, $1,333, $1,333 and $0 of these royalties in 1994,
1995 and 1996 and for the nine months ended September 30, 1996 and 1997, respectively.

                        QUANTUM EPITAXIAL DESIGNS, INC.

    (Information for the nine months ended September 30, 1996 is unaudited)

12. EMPLOYEE BENEFIT PLANS:


     Effective January 1, 1997, the Company adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") to replace the Simplified Employee Pension Plan (the "SEP Plan") which expired on December 31, 1996. The 401(k) Plan provides for voluntary employee contributions and discretionary Company matching contributions, including profit sharing distributions that may be declared from time to time by the Board of Directors. There were no Company contributions for the nine months ended September 30, 1997.

     The SEP Plan provided for the Company to contribute 5% of its income before SEP Plan expense to the Plan each year. The contributions are credited directly to each individual employee's retirement account. The contributions for 1994, 1995, 1996 and for the nine months ended September 30, 1996 were $38,881, $56,022, $0 and $0, respectively.


13. COMMITMENTS AND CONTINGENCIES:

Operating Leases


     The Company leases office space under an operating lease. Rent expense in 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 was $118,189, $122,136, $147,168, $99,754 and $153,582, respectively. Future minimum rental commitments under this operating lease are as follows at September 30, 1997:






          Years Ending
          September 30
          ------------
              1998   .....................   $ 217,000
              1999   .....................     194,000
              2000   .....................     177,000
              2001   .....................     183,000
              2002   .....................     189,000
              2003 and thereafter   ......     244,000


Executive Agreements

     The Company has authorized agreements with two executives that provide for payment of the individuals' annual base salary, as defined, for a period of 12 months after termination of employment without cause, as defined.

================================================================================

       No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which this Prospectus relates, or an offer in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                      -----------------------------------
                               TABLE OF CONTENTS





                                                Page
                                              ---------
Prospectus Summary    .....................       3
Risk Factors    ...........................       6
Use Of Proceeds    ........................      11
Dividend Policy    ........................      11
S Corporation Termination   ...............      11
Capitalization  ...........................      12
Dilution  .................................      13
Selected Financial Data  ..................      14
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations   ........................      15
Business  .................................      22
Management   ..............................      33
Certain Transactions  .....................      38
Principal and Selling Shareholders   ......      40
Description of Capital Stock   ............      41
Shares Eligible for Future Sale   .........      44
Underwriting    ...........................      45
Legal Matters   ...........................      46
Experts   .................................      46
Additional Information   ..................      46
Index to Financial Statements  ............      F-1



                     -----------------------------------
       Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

================================================================================



                                2,500,000 Shares



[QED LOGO]


                               Quantum Epitaxial
                                 Designs, Inc.



                                  Common Stock




                      -----------------------------------

                                   PROSPECTUS

                      -----------------------------------






                            Needham & Company, Inc.


                          Janney Montgomery Scott Inc.







                   ----------------------------------------

                                        , 1997


================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:




            SEC Registration Fee    ..............................   $  7,841
            National Association of Securities Dealers, Inc. Fee .     16,250
            Nasdaq National Market Listing Fee  ..................     31,750
            Printing and engraving fees   ........................     75,000
            Registrant's counsel fees and expenses    ............    150,000
            Accounting fees and expenses  ........................    100,000
            Blue Sky expenses and counsel fees  ..................      3,000
            Transfer agent and registrar fees   ..................     10,000
            Director & Officer Liability Insurance    ............       *
            Miscellaneous  .......................................       *
                                                                     ---------
              TOTAL  .............................................   $500,000
                                                                     =========


------------
* To be supplied by amendment.


Item 14. Indemnification of Directors and Officers.


     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.


     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under
Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.


     Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or directors, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.


     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741-1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.


     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741-1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.



     Each of Article IV of the Company's Articles of Incorporation and Article XIV of the Company's Amended and Restated Bylaws provides that the Company shall, in the case of directors and officers, and may, in the case employees and agents, indemnify any such person who is or was a party (other than a party acting on his or her own behalf) or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including actions brought by or in the right of the Company where certain standards of conduct have been met), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company on behalf of another enterprise, or an employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she met certain requisite standards of conduct. In all such cases, the Company shall indemnify any such person against all such expenses actually and reasonably incurred by him or her in connection with any such action to the extent that such person has been successful on the merits or in defense of any such action. The indemnification provisions of the Bylaws are non-exclusive.



     The Company intends to procure insurance, which would afford officers and directors insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts, including liabilities under the Securities Act.


Item 15. Recent Sales of Unregistered Securities.



     On February 21, 1997, the Company entered into a Note Purchase Agreement with AMP Incorporated ("AMP"). Pursuant to the agreement, AMP received from the Company a Convertible Subordinated Note (the "Note") in the amount of $2.0 million. The Note provides that AMP may, at any time, convert any or all of the unpaid principal into Class B Preferred Stock of the Company at the price of $7.41 per share, subject to certain adjustments. Conversion of any portion of the Note reduces the unpaid principal amount by the appropriate cash adjustment associated with the conversion. If at least 75% of the Note is converted, the Company has the option of requiring the holder to convert the remaining principal into Class B Preferred Stock. The Company must reserve at all times sufficient authorized Class B Preferred Stock so that upon conversion, the shares may be promptly issued. Any Class B Preferred Stock held pursuant to the Note automatically converts to Common Stock upon an initial public offering of the Common Stock with gross proceeds of or exceeding $15.0 million at the per share price of $7.41, subject to certain adjustments. In connection with the Offering, the Note will automatically convert, and AMP will receive 269,905 shares of Common Stock upon such conversion.



     The Company believes that the foregoing described issuance of securities is exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:





Exhibit No.    Description
   1.1         Form of Underwriting Agreement
   3.1         Form of Amended and Restated Articles of Incorporation of the Company
   3.2         Form of Amended and Restated By-Laws of the Company
   4.1         Specimen Stock Certificate**
   5.1         Opinion of Pepper, Hamilton & Scheetz LLP**
  10.1         Quantum Epitaxial Designs, Inc. 1996 Stock Option Plan
  10.2         Quantum Epitaxial Designs, Inc. Employee Non-Qualified Stock Option Plan (as amended and restated)*
  10.3         Severance Agreement by and between the Company and Thomas L. Hierl*
  10.4         Severance Agreement by and between the Company and William J. Burg*
  10.5         Office Lease by and between Northampton County New Jobs Corp. and the Company (as
               amended)*
  10.6         Note and Warrant Purchase Agreement by and among the Company, NEPA Venture Fund, L.P.,
               James C.M. Hwang, and Thomas L. Hierl (as amended)*
  10.7         Note and Warrant Purchase Agreement by and among the Company and AMP Incorporated*
  10.8         Form of Employee Confidentiality / Non-Compete Agreement*
  10.9         Form of Tax Agreement with Shareholders (in form executed by Thomas L. Hierl and James C.M.
               Hwang)**
  10.10        Option Agreement by and between the Company and Gregory H. Olsen**
  11.1         Statement re Computation of Earnings Per Share
  23.1         Consent of Arthur Andersen LLP (included on page II-5 of the Registration Statement)
  23.2         Consent of Pepper, Hamilton & Scheetz LLP (included in Exhibit 5.1) **
  24.1         Power of Attorney*
  24.2         Power of Attorney (Michael G. Bolton)
  27.1         Financial Data Schedule



------------

* Previously filed.

** To be filed by Amendment.



(b) Financial Statement Schedules:


     All schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.


Item 17. Undertakings.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report and to all references to our firm included in or made a part of Amendment No. 1 to this Registration Statement.




                                          ARTHUR ANDERSEN LLP




Philadelphia, Pa.,
October 29, 1997

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on the 29th day of October, 1997.



                                          QUANTUM EPITAXIAL DESIGNS, INC.



                                          By: /s/ THOMAS L. HIERL
                                            -----------------------------------

                                             Thomas L. Hierl
                                             President and Chief Executive
                                             Officer


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.






         Signature                               Title                            Date
---------------------------   -------------------------------------------   -----------------
 /s/ THOMAS L. HIERL          President and Chief Executive Officer;        October 29, 1997
 -----------------------      Director (principal executive officer)
     Thomas L. Hierl


 /s/ WILLIAM J. BURG          Vice President Finance, Chief Financial       October 29, 1997
 -----------------------      Officer and Secretary (principal financial
     William J. Burg          officer and principal accounting officer)


James C.M. Hwang              Directors                                     October 29, 1997

Gregory H. Olsen

Michael G. Bolton


Stephen N. Bretsen


By: /s/ THOMAS L. HIERL
-------------------------
    Thomas L. Hierl
    Attorney-in-fact


                                 Exhibit Index





 Exhibit No.    Description
-------------   -----------
   1.1          Form of Underwriting Agreement
   3.1          Form of Amended and Restated Articles of Incorporation of the Company
   3.2          Form of Amended and Restated By-Laws of the Company
   4.1          Specimen Stock Certificate**
   5.1          Opinion of Pepper, Hamilton & Scheetz LLP**
  10.1          Quantum Epitaxial Designs, Inc. 1996 Stock Option Plan
  10.2          Quantum Epitaxial Designs, Inc. Employee Non-Qualified Stock Option Plan (as amended and restated)*
  10.3          Severance Agreement by and between the Company and Thomas L. Hierl*
  10.4          Severance Agreement by and between the Company and William J. Burg*
  10.5          Office Lease by and between Northampton County New Jobs Corp. and the Company (as
                amended)*
  10.6          Note and Warrant Purchase Agreement by and among the Company, NEPA Venture Fund, L.P.,
                James C.M. Hwang, and Thomas L. Hierl (as amended)*
  10.7          Note and Warrant Purchase Agreement by and among the Company and AMP Incorporated*
  10.8          Form of Employee Confidentiality / Non-Compete Agreement*
  10.9          Form of Tax Agreement with Shareholders (in form executed by Thomas L. Hierl and James
                C.M. Hwang)**
  10.10         Option Agreement by and between the Company and Gregory H. Olsen**
  11.1          Statement re Computation of Earnings Per Share
  23.1          Consent of Arthur Andersen LLP (included on page II-5 of the Registration Statement)
  23.2          Consent of Pepper, Hamilton & Scheetz LLP (included in Exhibit 5.1) **
  24.1          Power of Attorney*
  24.2          Power of Attorney (Michael G. Bolton)
  27.1          Financial Data Schedule



------------
* Previously filed.
** To be filed by Amendment.